                       SECURITIES AND EXCHANGE COMMISSION
                           FORM S-1/AMENDMENT NO. 1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SAF T LOK INCORPORATED
            (Exact name of registrant as specified in its charter)

            Florida                            3429                  65-0142837
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

          18245 S.E. Federal Highway, Tequesta, Florida 33469     (561) 743-5625
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  John L. Gardner, 18245 S.E. Federal Highway, Tequesta, Florida 33469
                                   (561) 743-5625
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         _____________________________

                                    Copies to:
              William A. Grimm, Esq., Gray, Harris & Robinson, P.A.,
     201 East Pine Street, Suite 1200, Orlando, Florida 32801, (407) 843-8880

                         _____________________________

         Approximate date of commencement of proposed sale to the public
                            _________________, 1998

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
  Title of each class of     Amount to be       Proposed maximum          Proposed maximum         Amount of
    securities to be           registered      offering price per unit     aggregate offering    registration fee
      registered                                         (1)                   price (1)
------------------------------------------------------------------------------------------------------------------
    common stock, par          2,938,844               $3.98125                 $11,700,272             $3,451.58
   value $0.01 per share
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The aggregate offering price and registration fee are based upon the product that results from multiplying 2,938,844 shares by $3.98125 per share, which is the average of the high and low price reported by Nasdaq on the five trading days prior to February 17, 1997.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                  THE COMMON STOCK OFFERED HEREBY INVOLVES A
              HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 3.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, Dated February 23, 1998

PROSPECTUS

                               2,938,844 Shares
                            SAF T LOK INCORPORATED

     This Prospectus relates to a total of 2,938,844 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") consisting of (i) the issuance, which is not being underwritten, of 60,450 shares Saf T Lok Incorporated (the "Company") to certain companies for services previously rendered and to be rendered to the Company in the near future, (ii) the registration for resale by certain of the Selling Shareholders of 159,032 shares of Common Stock from time to time, (iii) the registration for resale by certain of the Selling Shareholders of 2,714,725 shares of Common Stock underlying stock purchase warrants, and (iv) the registration for resale by a certain Selling Shareholder of 4,637 shares of Common Stock underlying a stock option. The shares of Common Stock being offered by the Selling Shareholders and the stock purchase warrants and the stock option held by the Selling Shareholders were sold or issued to the Selling Shareholders pursuant to exemptions from registration found in Section 4(2) of the Securities Act of 1933 (the "Securities Act") or Regulation S promulgated under the Securities Act.

     This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission electronically. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 1401 Brickel Avenue, Suite 200, Miami, Florida 33131. The Commission maintains a web site that contains reports, proxy statements and other information that has been filed electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $0.01 per share, is quoted on the Nasdaq SmallCap Market. Reports, proxy statements, and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company's principal executive offices are located at 18245 S.E. Federal Highway, Tequesta, Florida 33469. The Company's telephone number is (561) 743-5625.

Until _____________ all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 3.

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. Investors should carefully consider the information set forth under the heading "Risk Factors."

Saf T Lok Incorporated (the "Company") was incorporated in Florida in July 1989 under the name of RGB Sales and Marketing, Inc. ("RGB"). In September 1989, the assets and certain of the liabilities of RGB Video Creations, Inc. ("RGB Video Creations") were purchased and assumed, respectively, and the assets were contributed to RGB as its initial capitalization. In October 1989, RGB commenced the business of operating a retail store that sold Amiga computers and produced a series of tutorial programs used with software written for the Amiga platform.

On June 23, 1993, RGB completed an initial public offering of its Common Stock and on February 13, 1996 RGB acquired Saf T Lok Corporation, a Florida corporation, through a merger with a newly formed special purpose subsidiary. The acquisition marked the end of RGB's involvement in the video editing business. RGB changed its name to Saf T Lok Incorporated (the "Company") in connection with the merger in February 1996, and commenced RGB's involvement in the gun lock business.

The Company's subsidiary, STL Lock, Inc. ("STL") (the Company and STL are jointly referred to herein as the "Company"), was organized to design, develop, manufacture, and market proprietary combination locks to prevent unauthorized use of fire arms, including unintentional discharge by children and assailants.

As a development stage entity, the Company has been engaged in product and market research and development since February 1996. The Saf T Lok(TM), the Company's initial product, is a mechanical combination lock that attaches to a handgun. When unlocked, it does not hamper or interfere with the use of the gun. When the Saf T Lok(TM) is engaged it locks the "safety" in the "no fire" position, blocking the normal operation of the gun and preventing the gun from being fired. (Guns without safeties are locked using the basic Saf T Lok(TM) to block operation of other internal gun components.) There are no keys, batteries or other gadgets to lose or fail. The lock's body is positioned under and concealed by the gun grip. The lock's combination mechanism is located at the top of the grip, where it is easily accessible. With three small levers, each capable of 9 clicks, the Saf T Lok(TM) yields 1,000 combinations. There are approximately two dozen variations of the Saf T Lok(TM) which together with the magazine lock (discussed below) are designed to fit approximately 40% of the handguns produced yearly in the U.S. According to the Bureau of Alcohol, Tobacco and Firearms there were 2,581,961 handguns produced in the U.S. in 1994 and 1,722,930 handguns produced in 1995. The various models of the Saf T Lok(TM) and the magazine lock are also designed to fit a significant portion of the handguns existing in the U.S. retrofit market.

In 1996, the Company conceived, developed, and produced a prototype of its second product (hereinafter, the "Magazine Lock") and is currently engaged in the market acceptance process. The Magazine Lock, still in the prototype phase, is a precision miniaturized all mechanical combination lock that functions the same as the Saf T Lok(TM) in handguns with magazines. It has two buttons that function in both directions, yielding 10,000 combinations. The Magazine Lock is housed in the bottom of the magazine, occupying the space of two to four cartridges, depending on the caliber. The Magazine Lock installs to the gun merely by inserting the Saf T Lok(TM) magazine. A lever runs from the lock, up the side of the magazine. When the lock is in the locked position the lever will engage the trigger bar or another part of the firing mechanism, and either pull it away from the sear mechanism or block the rearward movement, as necessary and appropriate. The lever also locks over the trigger bar, preventing the magazine from being removed.

The Company's market includes both new and previously manufactured handguns in the United States (the "retrofit market"). The Company's initial markets are handgun owners who bought or are planning to buy guns for home defense and self protection as well as for law enforcement at all levels. Consumers purchasing hand guns must do so from federally licensed dealers, thus the Company is targeting consumers through the approximately 12,000 licensed firearms dealers in the U.S. Of these dealers, approximately 8000 dealers have annual sales in firearms and other products in excess of $200,000.

The Company intends to minimize overhead by subcontracting the component manufacturing of the gun locks to specialists: die manufacturers cast the lock components, a grip manufacturer injection molds gun grips to house the Saf T Lok(TM) components. The Company assembles the gun locks in-house. After quality assurance testing, packaging, and handling, the Saf T Lok(TM) is ready for distribution. While the Magazine Lock is not yet in production, the manufacturing function for it will replicate that of the Saf T Lok.(TM)


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN
 IN THE SECTION CAPTIONED "RISK FACTORS" WHICH IMMEDIATELY FOLLOWS THIS SECTION
                                   ON PAGE 3.

                      ___________________________________

The Company's executive offices are located at 18245 S.E. Federal Highway, Tequesta, Florida 33469. Its telephone number at that location is (561) 743-5625.

                      ___________________________________

                                 RISK FACTORS

In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus or the materials referred to in this Prospectus.

UNPROVEN MARKET; COMPETITION. The market for the Saf T Lok(TM) and the Magazine Lock gun locking devices is unproven even though there are millions of handguns in the United States. The Company's gun locking devices retail for approximately $90 each while simple, key operated trigger locks retail for less than $20. The Company has based its belief on the existence of a large market for its gun locking devices on anecdotal evidence, without a broad based market study. There can be no assurances that a market will develop so as to provide sufficient revenues for the Company to make a profit.

POLITICAL CLIMATE OR EVENTS COULD HAVE AN ADVERSE EFFECT ON THE MARKET FOR GUN LOCKING DEVICES. The issue of gun control is a highly political issue in the United States. The Company believes that the National Rifle Association will oppose any legislation that touches on gun control, including any gun lock legislation. Other groups are promoting gun lock legislation at the federal and state levels. However, the Company cannot rely on the passage of any type of gun control or gun safety legislation to create a market for the Company's gun locking devices.

NEED FOR ADDITIONAL CAPITAL. The Company may have a need for additional capital if operating losses continue or if there is a rapid increase in orders for its products causing a need for additional working capital. It is unlikely that the Company will be in a position for at least one year to borrow money from financial institutions for working capital or to support continuing losses. Because of the large number of shares underlying stock purchase warrants and stock options, the Company may not be able to raise equity capital in the future on favorable terms.


VOLATILE AND THIN MARKET FOR THE COMPANY'S STOCK. The Company's Common Stock is currently traded on the Nasdaq SmallCap Market. The price of the Company's Common Stock has been highly volatile and may continue to be volatile based on events outside of the Company's control. While trading volume has recently averaged more than 100,000 shares per day, trading volume has historically been substantially lower. Low trading volume can contribute to greater volatility of the market price of the Company's Common Stock.

DILUTION IF STOCK PURCHASE WARRANTS AND STOCK OPTIONS ARE EXERCISED. The Company has outstanding stock purchase warrants covering 2,000,000 shares of Common Stock exercisable at $2.00 per share, outstanding stock purchase warrants covering 500,000 shares of Common Stock exercisable at $3.00 per share, outstanding stock purchase warrants covering 120,000 shares of Common Stock exercisable at $11.20 per share, outstanding stock purchase warrants covering 214,725 shares of Common Stock exercisable at $0.396 per share, and outstanding stock options covering 4,556,137 shares of Common Stock exercisable at prices ranging from $0.10 to $7.00 per share. The exercise of all of these stock purchase warrants and stock options would result in an increase in the outstanding shares of Common Stock by approximately 74%. See "Outstanding Stock Purchase Warrants and Stock Options."

LACK OF PROFITABLE OPERATING HISTORY. The Company has not earned a profit since its inception and currently is operating at a loss. The Company believes it must achieve revenues through the sale of its gun locking devices of more than $400,000 per month in order to break even. The Company's monthly revenues since January 1, 1997 have averaged $3,600. The Company is relying heavily on the success of its Magazine Lock in order to achieve these revenues. There can be no assurances that the Company will be able to achieve sufficient revenues to enable it to operate at a profit.

STATE AND FEDERAL REGULATION. While gun locking devices are currently not regulated under state or federal regulations, it is likely in the future that such devices will be regulated. There can be no assurances that the

Company's devices will meet the requirements of such future regulations. In which case, sales of such devices by the Company would be adversely affected.

LOSS OF FOUNDERS OR OTHER KEY EMPLOYEES COULD INTERRUPT PROGRESS. The founder, Frank W. Brooks, Chairman of the Board, started and developed Saf T Lok, Inc., which merged into the Company. Mr. Brooks continues to contribute to the development of the Company. John L. Gardner, President and Chief Executive Officer, is a key employee of the Company as well. Eugene V. Horanoff, Chief Engineer, is responsible for product development. Jeffrey W. Brooks, Vice President, Secretary and Treasurer, is responsible for manufacturing and assembly. The loss of the services of one or more of these executives would have a material adverse effect on the Company. The Company has no key-person life insurance policy on any of these executives.

NO DIVIDENDS ARE PRESENTLY INTENDED. The Company presently intends to retain any earnings and pay no dividends. Future dividends, if any, will depend on the Company's profitability, financial condition, capital requirements and other considerations determined by the Company's Board of Directors.

VOTING CONTROL BY THE DIRECTORS. Immediately prior to this offering, the Company's Chairman of the Board of Directors, Mr. Brooks beneficially owns approximately 1,533,012 shares or 15.35% of the outstanding shares (includes an option to purchase 1,000,000 shares of Common Stock). As the largest Shareholder in the Company, he may, as a practical matter, have the ability to control the Company. See "Security Ownership."

SHARES ELIGIBLE FOR FUTURE RESALE. Sales of Common Stock outstanding prior to this offering may adversely affect the market price of the shares after this offering. There were 9,987,077 shares of Common Stock outstanding prior to this offering, of which 1,453,287 were "restricted securities." All outstanding restricted securities are eligible for sale without further registration through Rule 144. The Company has issued and outstanding stock purchase warrants for 2,834,725 shares, of which 2,620,000 are eligible for sale into the market without further registration. Further, the Company has issued and outstanding stock options for 4,556,137 shares, 2,901,137 of which are currently exercisable.

PROTECTION OF PATENT RIGHTS. The Company holds seven patents that pertain to the Saf T Lok(TM) combination gun lock. Three U.S. patents are pending relating to the Magazine Lock. Patent applications have also been filed for protection in Canada and other countries. The Company expects these applications to be approved. However, there can be no assurances that any of these patents will adequately protect the Company from competitors offering similar devices.

                                  THE COMPANY

GENERAL

The "Company," through its subsidiary STL Lock, Inc., designs, develops, manufactures and distributes patented and proprietary safety locks for guns.

ORGANIZATION, INITIAL PUBLIC OFFERING, AND MERGER

The Company was incorporated in Florida in July 1989 under the name of RGB Sales and Marketing, Inc. In October, 1989, the Company commenced business and operated a retail store that sold Amiga computers and produced a series of tutorial programs used with software written for the Amiga platform. The Company completed an initial public offering of its Common Stock on June 23, 1993. In total, the Company sold 1,340,000 shares of its Common Stock at an offering price to the public of $7.00 per share.

On February 13, 1996 the Company acquired Saf T Lok Corporation, a Florida corporation ("STL"), through a merger, and changed its name to Saf T Lock Incorporated. This acquisition marked the end of the Company's involvement in the video editing business and the commencement of the Company's involvement in the gun lock business.

STL had been organized in 1989 by Franklin W. Brooks to develop a proprietary gun locking device. From 1989 until February 1996, STL, as a privately held company, was a development stage company focused on developing the Saf T Lok and did not have revenues.

THE GUN LOCK BUSINESS

GENERAL

The business of the Company is to design, develop, manufacture, and market proprietary combination gun locks to prevent unauthorized use of fire arms, including unintentional discharge by children and assailants. The Saf T Lok(TM) and the Company's Magazine Lock, which is in the prototype stage of production, are easily installed, removed and operated by consumers.

As a development stage entity, STL was engaged in product and market research and development from its incorporation in 1989 until its merger with the Company. STL dedicated six years to confirming the initial Saf T Lok(TM) concept and then developing and refining a prototype product that it could use to demonstrate the appearance and functionality of its product to consumers and retailers. In 1996, the Company conceived, developed, and produced a prototype of its Magazine Lock.

Product development of the Saf T Lok(TM) incorporated handgun dealer and customer comments and suggestions concerning product design, appearance, operation, and use. After intensive assessment of component composition, manufacturing costs, and projected retail pricing, the Company believed that the Saf T Lok would meet a serious need in the marketplace.

THE INITIAL PRODUCT - THE SAF T LOK(TM)

The Saf T Lok(TM) is a mechanical combination lock that attaches to a handgun. When unlocked, it does not hamper or interfere with the use of the gun. When the Saf T Lok(TM) is engaged, it locks the "safety" in the "no fire" position, blocking the normal operation of the gun and preventing the gun from being fired. Guns without safeties are locked using the basic Saf T Lok(TM) to block operation of other internal gun components. There are no keys, batteries or other gadgets to lose or fail. The body of the lock is positioned under and concealed by the gun grip. The combination mechanism is located at the top of the grip, where it is easily accessible. The Company believes that the approximately two dozen variations of the Saf T Lok(TM) fit approximately 40% of the handguns produced yearly in the U.S. According to the

Bureau of Alcohol, Tobacco and Firearms there were 2,581,961 handguns produced in the U.S. in 1994 and 1,722,930 handguns produced in 1995. These variations also are designed to fit a significant portion of the handguns existing in the U.S. retrofit market.

Installation of the Saf T Lok(TM) requires no modification to the gun for which it is designed. It is mounted on a plate placed under the gun's grip. The lock is installed by removal of the grip, insertion of the mounting plate and replacement of the original grip with custom rubber grips supplied with the Saf T Lok(TM). When locked, the Saf T Lok(TM) engages an interlock on the mounting plate and cannot be removed without special tools or damage to the gun, even if the grips are removed.

To lock the gun, the operator needs only move the safety slide backwards with one finger while moving the reset slide forward with another finger. The need for this simultaneous action eliminates the possibility of accidental locking. The gun may be in a loaded condition when the operator locks the gun.

To unlock the gun, the operator depresses three individually programmed buttons in any order without the need to look at the gun or the lock. The lock can be released in about three seconds while holding the gun in firing position. For rapid unlocking, the combination can be entered short of one keystroke, permitting accelerated unlocking, for example, when a police officer is concerned that his gun may be taken from him and yet wants it readily usable.

Although each lock comes with a preset combination, the combination is changeable by the user. The Company markets combination changing kits separate from the lock and mounting hardware.

The Saf T Lok(TM) is designed to ensure reliable operation and long lock life under firing conditions. Gaps in the casing are designed to prevent sand and dirt infiltration. The lock mechanism's nickel plated zinc alloy composition makes it highly corrosion resistant. The design and layout of the mechanical parts shunt forces from firing recoil and mishandling to the lock casing, diminishing the potential for small parts breakage. The Saf T Lok(TM) has been mechanically cycled through 36,525 openings and closings without failure or indication of wear. This is the equivalent of one use per day for 100 years. It was subjected to the firing of 5000 rounds while mounted on a .45 caliber semi automatic pistol without problem. The Saf T Lok(TM) has also passed numerous tests for impact resistance and immersion in corrosive liquids and dirt.

The Company owns seven U.S. patents assigned to it by Franklin W. Brooks, the inventor. Three U.S. patents are pending. These patents cover locks for revolvers, long arms and semi automatic pistols and extend coverage to externally mounted locks which act on a gun's external safety mechanism to block operation. Other patent claims cover incorporation of a lock into a gun's grip assembly, into a magazine, and the use of an adapter plate to mount a lock.

THE SECOND PRODUCT - THE MAGAZINE LOCK

Historically, handguns have been made with a metal frame, which requires an expensive multi-step machining process. In the late 1980's an Austrian gun manufacturer revolutionized the field by introducing plastic frame semi automatic pistols. The plastic frame guns are lighter and can accommodate higher cartridge magazines. Law enforcement agencies worldwide embraced the new design, which reportedly now accounts for over 60% of the police handgun market in the U.S. Virtually all gun manufacturers soon thereafter entered the field of polymer frame pistols, resulting in the redesign of traditional pistols to accommodate high capacity magazines through enlargement of gun handles.

One piece molded plastic gun handles have no grips or screw holes to which the Saf T Lok(TM) mounting plate can be attached. Mr. Brooks consequently proceeded to invent a magazine mounted Saf T Lok(TM) as the Company's second product.

The Magazine Lock is a precision miniaturized, all mechanical, combination lock that functions the same as the Saf T Lok(TM). It has two buttons that function in both directions, yielding 10,000 combinations. The Magazine Lock is housed in the bottom of the magazine, occupying the space of two to four cartridges depending on the caliber. Otherwise, the magazine functions the same in feeding cartridges as a magazine without the lock. The Magazine Lock installs to the gun merely by inserting the Saf T Lok(TM) magazine. A lever runs from the lock, up the side of the magazine. When the lock is in the locked position the lever will engage the trigger bar or another part of the firing mechanism, and either pull it away from the sear mechanism or block the rearward movement as necessary and appropriate. The lever also locks over the trigger bar or another internal component, preventing the magazine from being removed.

When the four digit combination is entered with the lock buttons and the manual safety is turned, the lock snaps open allowing the lever to be disengaged from the trigger bar. The gun can then be fired or the magazine removed.

The Company is in the process of having tooling made for the manufacturing of the Magazine Lock. The Company believes that it will be able to deliver Magazine Locks beginning in late January, 1998.

THE MARKET

Many reported injuries and deaths from the accidental discharge of firearms involve guns purchased for protection and stored loaded at home. Half of all U.S. households have at least one gun. Two thirds of teen suicides involve shootings. Furthermore, police officers and military personnel as well as individual gun owners are at risk of being shot by their own weapons grabbed by assailants.

The American Firearms Industry, a trade association, estimates that there are 60-65 million handguns in the United States and that there are 30-35 million handgun owners in the United States. The American Firearms Industry further estimates that for the years 1990-1996, an average of 2,140,000 new handguns have been produced annually in the United States.

The market for the Company's products includes both new and previously manufactured guns (the "retrofit market"). The Company's initial market is the gun owner who bought or is planning to buy a gun for home defense and self protection as well as for law enforcement use at all levels.

MANUFACTURING

The Company intends to minimize overhead by subcontracting the component manufacturing of the gun locks to specialists: die manufacturers cast the lock components, a grip manufacturer injection molds gun grips to house the Saf T Lok(TM) components. The Company assembles the gun locks in-house. After quality assurance testing, packaging, and handling, the Saf T Lok(TM) is ready for distribution. The Magazine Lock is currently being manufactured by a magazine manufacturer.

The lock housing is cast with channels to hold the individual components. Assembly requires the lock parts to be inserted in the housing in a particular order. Assembly and testing is estimated to take less than 10 minutes.

Parts are die cast in zinc alloy, then nickel plated for additional strength and lubricity. The Company believes that an ample supply of the raw materials used in the manufacture of its products is available from numerous sources at reasonable prices.

METHODS OF PRODUCT DISTRIBUTION

During 1996, the Company devoted its efforts to product development, including the design and manufacture of tooling for the Saf T Lok(TM). The Company did not have a finished product for marketing until early 1997. During the last six months of 1996, the Company launched a campaign to appoint a large number of gun dealers as authorized retailers of the Saf T Lok(TM) on the belief that gun enthusiasts would seek out gun locks through gun dealers and that gun dealers would promote the sale of gun locks. The Company also conducted an advertising campaign in certain gun magazines in order to create demand from the end users hoping that this demand would

"pull" the Saf T Lok(TM) through the gun dealers. While the Company has signed up more than 1,350 gun dealers in the United States, sales through gun dealers have been very disappointing.

The Company is planning to launch a new sales distribution strategy for the consumer market aimed directly at the consumer rather than at the gun dealers. Among the elements of the strategy being considered by the Company are: offering the gun locks to non-profit organizations at a discount for resale such as parent teacher associations, producing and airing direct sales television programs in selected markets, offering the Saf T Lok(TM) through appropriate catalogs, creating non-exclusive distributorships with each distributor having certain duties to advertise the Saf T Lok(TM), offering the gun locks at a discount for resale to members of certain organizations such as the Fraternal Order of Police and advertising in consumer magazines. As the Company develops these elements further or elects not to pursue certain elements, the Company will inform its shareholders in its quarterly reports to shareholders.

The Company has obtained an endorsement of its Saf T Lok(TM) from the Fraternal Order of Police and the Associated Locksmiths of America, a trade association, and intends to seek other endorsements in order to create credibility for the Saf T Lok(TM) device. Under these endorsements, the Company is permitted to state in its sales promotion materials and otherwise that these organizations endorse the Sal T Lok(TM) as an effective gun safety device. The Company is also conducting a lobbying effort at the federal level in order to stay abreast of and have some input into gun control and safety legislation.

The Company has met with a number of the handgun manufacturers in the United States seeking OEM (original equipment manufacturer) relationships with them.
To date these efforts have not produced any commitments from gun manufacturers to offer the Saf T Lok(TM) as an option with their hand guns. The recent announcement by the President of the United States that certain of the largest gun manufacturers in the United States have voluntarily agreed to provide gun locks with their handguns has created some interest among the gun manufacturers in talking to the Company, but these discussions may not lead to any formal or informal arrangements with these companies for the sale of the Saf T Lok(TM) with their handguns. The Company believes that most of the handgun manufacturers intend to offer simple, key trigger locks with their handguns. Nevertheless, this effort by the handgun manufacturers may raise the general level of awareness about the different types of handgun locks available which could have a positive effect on the sales of the Saf T Lok(TM).

The initial marketing strategy for the Magazine Lock is to focus on law enforcement agencies such as state and local police and sheriffs' organizations for multi-unit sales. The Company believes, based on trade association meetings it has attended, that the police and sheriffs' departments are interested in purchasing relatively large quantities of the Magazine Lock for their officers. However, the Company realizes that large purchases by such organizations often have a long purchase cycle where the decision to purchase must first be made, the budget for the purchase must then be approved and funds must be allocated for this purpose. This purchasing process can take one year or more depending on the budgeting cycle for these organizations.

The Company intends to utilize independent sales representatives to solicit the law enforcement agencies and, in some cases, to use Company employees to directly solicit these agencies. The Company intends to sign up several sales representatives for this purpose in the next three months.

The Company has engaged West Marketing Industries, Inc., a marketing consulting firm, as well as Marketing Direct Concepts, Inc., to assist it in developing the new marketing strategy.

The average retail selling price of the Saf T Lok(TM) is $90 and the planned retail price of the Magazine Lock is $95. The Company believes the average price of a new handgun is approximately $400. Thus, the purchaser of a new handgun has to be seriously motivated about gun safety in order to add about 30% to the price of the handgun in order to have the Saf T Lok(TM) or the Magazine Lock. Likewise, the person who has owned a handgun for several years must make a serious economic decision to add a Saf T Lok(TM) to his handgun in order to provide the type of safety protection offered by the Saf T Lok(TM). For these reasons, consumer sales of the Saf T Lok(TM) and the Magazine Lock could develop slower than expected by the Company.

COMPETITION

The Company's products compete with other products which attempt to achieve similar objectives, such as lock boxes, trigger locks, cable locks and ring locks. A lock box has certain disadvantages: if it opens via a push button mode it is difficult to operate in the dark; if it opens via a key, the key must be hidden for security, thereby complicating access to the gun. Trigger locks are difficult to operate in the dark, require separate key storage for reliable security, and are recommended only for unloaded guns. When the gun must be unlocked, then loaded, one of the main advantages of having the gun, protection from intruders, is severely reduced. Cable locks are slow to operate and difficult to use in the dark. Ring locks (a magnetic lock) are very expensive (approximately $1000), require modification of a gun, require the owner to wear a special ring, and give no positive indication of unlocking.

While the Company will aggressively protect its products from infringement, it may be possible for others to copy the patented features of the Company's products or the functions they serve. The Company expects that competitors will attempt to develop comparable products, possibly reducing the Company's sales or profit margins or both. The Company's business strategy emphasizes increasing consumer awareness of its products as well as enhancing brand name recognition. Competitors such as Master Lock Company, maker of a trigger lock, are larger, better capitalized companies with existing distribution channels.

The Company's products will also compete at the retail store level for shelf space, advertising space, and promotional displays.

GOVERNMENTAL REGULATION

The Company knows of no governmental regulation of gun safety devices.

The Company believes that the demand for its products will increase as media attention continues to focus on firearm related accidents. This media attention has kept firearm safety at the forefront of public awareness. To the extent firearm safety legislation results from such publicity, demand for the Company's products may increase.

EMPLOYEES

Including its executive officers, the Company had seven full time employees as of December 31, 1996. None of the Company's employees are covered by a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION

The Company owns seven U.S. patents. Three U.S. patents are pending as are 32 foreign patent applications filed in Canada and other countries. The issued patents are dated January 29, 1991 through October 7, 1995. The Company's patent numbers are permanently molded into adapter plates and lock housings in order to give warning to potential infringers.

Patents were obtained or applied for sequentially during the development period of the lock. The attributes and function of the whole locking system for a gun utilize coverage from all patents. Together the issued and pending patents cover a variety of ways of locking a variety of firearms.

The Company has applied for trademark protection of its logo which includes the words "Saf T Lok(TM)" and "Lock for Life(TM)."

                            DESCRIPTION OF PROPERTY

The Company leases approximately 3200 square feet of office space in Tequesta, Florida, at an annual rental of $48,000. The lease term is through February 1999. The Company believes such facility is adequate to meet its foreseeable requirements.

The Company leases approximately 1120 square feet of manufacturing, assembly and storage space in Lake Park, Florida, at a monthly rental of $4,480. The lease term is month to month. The Company believes such facility is adequate to meet its foreseeable manufacturing and assembly requirements.


                          DESCRIPTION OF COMMON STOCK

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value of $0.01 per share. As of December 31, 1997 there were 9,987,077 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled ratably to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor.
Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are to be distributable ratably among the holders of the Common Stock subject to the payments of other claims of creditors. Holders of Common Stock have no preemptive, subscription or redemption rights.


                   USE OF PROCEEDS AND PLAN OF DISTRIBUTION

The Company intends to issue 9,570 shares of Common Stock to a provider of investor relations services rendered to the Company between March, 1996 and June, 1997 as payment for such services. The Company intends to issue 50,880 shares of Common Stock as payment to its landlord as rent for the period of February 1, 1997 to January 31, 1998.

The Company is registering 159,032 shares of Common Stock previously issued to a Selling Shareholders such that the Selling Shareholders may resell those shares of Common Stock. The Company is registering 2,714,725 shares of Common Stock underlying stock purchase warrants issued or sold to the Selling Shareholders so that the Selling Shareholders may resell those shares of Common Stock subsequent to the issuance of those shares upon the exercise of the stock purchase warrants. The Company is registering 4,637 shares of Common Stock underlying a stock option issued to a Selling Shareholder so that the Selling Shareholder may resell those shares of Common Stock subsequent to the issuance of those shares upon the exercise of the stock option This registration statement will be maintained in effect until the Selling Shareholders have disposed of their shares or until they have the right to sell their shares without significant restriction pursuant to Rule 144.

The Company will receive no proceeds from the resale of the Common Stock by the Selling Shareholders. The Shares being registered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which commission to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution, in addition and without limiting the foregoing, each Selling Shareholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholder.

Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Shareholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


                      OUTSTANDING SHARES OF COMMON STOCK,
                   STOCK PURCHASE WARRANTS AND STOCK OPTIONS

As of December, 31, 1997, there were outstanding the following shares of Common Stock, shares of Common Stock underlying stock purchase warrants, and shares of Common Stock underlying stock options:


--------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  9,728,077 shares
--------------------------------------------------------------------------------------------------------------
Shares of Common Stock Underlying Stock Purchase Warrants:
  warrants expiring on 10/13/99, exercisable at $2.00 per share                               1,666,666
  warrants expiring on 10/13/99, exercisable at $3.00 per share                                 416,667
  warrants expiring on 6/23/98, exercisable at $11.20 per share                                 120,000
  warrants expiring on 7/15/02, exercisable at $0.396 per share                                 214,725
                                                                                              ---------
  Total Shares Underlying Stock Purchase Warrants Outstanding                                 2,418,058 shares
--------------------------------------------------------------------------------------------------------------
Shares of Common Stock Underlying Stock Options(1):
  options exercisable between $0.10 and $0.50 per share                                         734,000
  options exercisable between $2.00 and $2.50 per share                                       3,012,500
  options exercisable between $3.00 and $5.00 per share                                          58,137
  options exercisable at $7.00                                                                   10,000
  options issued prior to the February 1996 merger for which an exercise price
          is not indicated                                                                      141,500
  Total Shares Underlying Options Outstanding(2)                                              ---------
                                                                                              3,956,137 shares
--------------------------------------------------------------------------------------------------------------

Assuming all stock purchase warrants and stock options are exercised, the total
  number of shares of Common Stock potentially outstanding                                   16,974,195 shares
--------------------------------------------------------------------------------------------------------------

(1) Does not include a stock option granted to Mr. Robert L. Gilbert, III for 600,000 shares of Common Stock. The Company does not believe this option will vest due to the performance goals the Company must attain in order for these options to vest.
(2) As of February 19, 1998, options for 2,901,137 shares of Common Stock were exercisable.

                                 COMMON EQUITY

The Company's Common Stock, par value of $0.01 per share, is traded on the Nasdaq SmallCap Market. As of September 25, 1997 there were approximately 320 holders of record of the Company's Common Stock. The

Company believes there are approximately 5,800 beneficial owners of its Common Stock. Although there are no restrictions on the Company's ability to pay dividends to date, the Company has not declared any cash dividends on any class of security nor does it anticipate doing so in the foreseeable future. The Company intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes.

The high and low closing sales prices per share for the Company's Common Stock for each full quarter for the 1995, 1996, and 1997 are as follows:

------------------------------------------------------------------------
Period                 High Closing Sales Price  Low Closing Sales Price
------------------------------------------------------------------------
First Quarter 1995              1.250                   0.500
------------------------------------------------------------------------
Second Quarter 1995             0.563                   0.375
------------------------------------------------------------------------
Third Quarter 1995              0.688                   0.313
------------------------------------------------------------------------
Fourth Quarter 1995             0.719                   0.375
------------------------------------------------------------------------
First Quarter 1996              8.250                   0.500
------------------------------------------------------------------------
Second Quarter 1996            19.000                   4.875
------------------------------------------------------------------------
Third Quarter 1996             12.625                   5.000
------------------------------------------------------------------------
Fourth Quarter 1996            10.375                   1.438
------------------------------------------------------------------------
First Quarter 1997              5.625                   2.125
------------------------------------------------------------------------
Second Quarter 1997             4.625                   2.031
------------------------------------------------------------------------
Third Quarter 1997              2.031                   0.375
------------------------------------------------------------------------
Fourth Quarter 1997             4.563                   0.406
------------------------------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company, organized in 1989, began in the business of assembling, marketing and selling personal computer-based video editing systems. This business was discontinued in 1995. The Company merged with Saf T Lok, Inc. in February, 1996, and changed its name to Saf T Lok Incorporated. Since the merger was accounted for under the purchase method, the historical financial information for Saf T Lok, Inc. does not appear for periods prior to February, 1996. Saf T Lok, Inc. was a development stage company that had been engaged in the business of developing the Saf T Lok(TM) with no revenues and profits.

A comparison of the operations of the Company in 1996 with its operations in 1995 would not be meaningful since the business it conducted in 1995 has been discontinued. Therefore, this discussion will focus on the operations during 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

1996 revenues of $57,349 were derived solely from the sale of gun lock products, mostly to gun dealers as their initial stocking purchases. The Company invested approximately $500,000 in tooling for the different versions of the Saf T Lok(TM). The tooling is used by the Company's subcontractors who manufacture components for the gun locks. It is anticipated that the Company will invest an additional $500,000 in tooling during 1997, provided that the Company's cash resources permit this level of investment. The tooling for 1997 will be for the different versions of the Magazine Lock.

The Company also invested in the creation of an inventory of assembled and unassembled gun locks in anticipation of significant sales through gun dealers. The sales through gun dealers did not materialize at the rate that the Company had hoped for. At year-end, the Company had built up an inventory of approximately $467,000 in gun lock products. The Company is encouraging its dealers to maintain inventories in order to make sales on demand at the retail level. However, the Company has learned that gun dealers do not maintain significant inventories of any given product, relying on their suppliers to maintain inventory for quick delivery. Therefore, the Company will be required to maintain an inventory so that it can make overnight deliveries to gun dealers as sales at the retail level begin to increase. The Company expects that it will have to maintain an inventory of approximately one month's supply in order to handle fluctuations in deliveries from its subcontractors and fluctuations in orders received from gun dealers. As the Company develops direct selling efforts, the Company may be required to increase its inventory from one month's supply to two months' supply.

The Company's suggested retail price for its Saf T Lok is $90 and for its Magazine Lock is $95. The Company's expected average selling price to retailers or resellers for the Saf T Lock is approximately $30. Based on current prices the Company is receiving from its subcontractors, this average selling price should produce a gross margin of approximately 67%. The Company may enter into distribution arrangements where the average selling price is less than $30 per unit. At the end of 1996, the operating expenses of the Company, not including costs of goods sold, were running at approximately $200,000 per month. Based on these operating expenses, the Company must achieve revenues of approximately $400,000 per month in order to break even, assuming a 50% gross margin is being produced by the average selling price of the gun lock devices. The Company intends to reduce its monthly operating expenses in 1997 until significant revenues develop.

The largest categories of operating expenses for 1996 with the approximate expenditures in each category are set forth below:

    --------------------------------------------------------------------------
     Advertising Expenses; Sales Promotion Materials; Trade Shows     $768,000
    --------------------------------------------------------------------------
     Salaries and Wages                                                653,000
    --------------------------------------------------------------------------
     Legal and Accounting Fees                                         401,000
    --------------------------------------------------------------------------
     Investor Relations Expenses                                       156,000
    --------------------------------------------------------------------------
     Product Development                                               172,000
    --------------------------------------------------------------------------
     Rent and Insurance                                                 82,000
    --------------------------------------------------------------------------
     Telephone; Office Supplies                                         47,000
    --------------------------------------------------------------------------

Legal fees includes fees for registered lobbyists in Washington, D.C. for monitoring gun control legislation and communicating the capabilities of the Company's Saf T Lok to legislators. Advertising, sales promotion materials, trade shows and product promotion accounted for approximately $768,000. The revenues resulting from this advertising and sales promotion were disappointing and reflect the difficulty in motivating consumers to purchase gun locks through gun dealers when the gun dealers do not actively encourage consumers to purchase gun locks. The Company intends to explore other marketing channels during 1997 based on the disappointing results through gun dealers in 1996.

At the end of 1996, the Company is experiencing a severe cash shortage and has a need to raise additional capital in order to continue as a going concern. The Company is exploring a number of alternatives for raising equity capital. It is unlikely that the Company will be able to borrow money from commercial lenders until the Company achieves financial stability and is operating at a profit. Unless the Company raises additional capital, it will not be able to make an investment in tooling for its newly developed Magazine Lock, nor will the Company be able to engage in developing new marketing channels for its product.

The Company faces many risks going forward. There is a risk that the Company may not be able to raise additional equity capital and continue as a going concern or, if the Company is able to raise equity capital, that the terms upon which the capital raised could be significantly dilutive to the Company's shareholders. The Company has a need for additional management personnel in order to raise capital and in order to turn the Company into a profitable operation. There can be no assurances that the Company will be able to employ qualified management personnel given the financial stress being experienced by the Company. If the Company does not employ qualified management personnel, it is unlikely that the Company will raise capital and continue as a going concern. The acceptance of the Company's gun locks has not yet been proven. It may be that the Company's gun locks are too expensive for large numbers of consumers to be willing to purchase the gun locks for safety purposes. Further, it is possible that the people who make the loudest pleas for gun safety are not the people who actually purchase guns and that the actual purchasers of guns do not have the same degree of concern for gun safety that is heralded by the press and television media. There is active resistance by the National Rife Association for gun control and gun locks being mandated legislatively. This resistance may be very persuasive to gun owners that gun locking devices like the Saf T Lok
(TM) are not needed or that simple, inexpensive trigger locks may be satisfactory.

The Company's experience in 1996 leads it to believe that the market for the Magazine Lock may be substantially larger than the market for the Saf T Lok (TM) initially because most new gun purchases today involve guns that have magazines. If the Company is unable to invest in the tooling necessary for the Magazine Lock, the Company will not be able to launch the Magazine Lock.

There were material changes in the financial condition of the Company during 1996 because of the operating loss of $3,275,342 and the investment in tooling and inventory. The operating loss combined with the tooling and inventory investment reduced the cash and securities held by the Company on December 31, 1995 from approximately $2,500,000 to less than $100,000 on December 31, 1996. Current liabilities increased significantly in 1996 such that current liabilities for December 31, 1996 were approximately $904,000 versus $168,000 on December 31, 1995. Current assets declined substantially during 1996 largely as a result of the use of cash to support the operating loss and make the investment in tooling and inventory. Current assets declined from approximately $2,800,000 on December 31, 1995 to approximately $588,000 on December 31, 1996. Of the $588,000 in current assets on December 31, 1996, approximately $467,000 of this amount was represented by inventory.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.

This comparison is provided for information purposes only, since the business which was conducted by the Company in 1994 and 1995 has been discontinued and thus does not provide investors and other users of this information with a relevant assessment of the financial condition and results of operations of the Company in the gun lock business which was commenced in 1996.

The Company's net sales for 1995 decreased by $1,526,814, or 81%, to $353,918 compared to $1,880,732 for 1994. This decrease primarily resulted from Commodore Electronics Ltd., owner of the Commodore Amiga computer, claiming insolvency and requesting the Supreme Court in the Commonwealth of the Bahamas to supervise the winding up of that company on May 2, 1994. Commodore's insolvency claim had a dramatic negative impact on the marketability and sales of the Company's Amiga based products. Additionally, the Company did not realize significant sales in non-Amiga based products during 1995.

Gross profit decreased $848,664, or 81%, to $199,930 in 1995 from $1,048,594 in
1994. As a percentage of net sales, gross profit remained constant at 56% in 1995 and 1994.

Operating expenses decreased 61%, to $1,252,043 in 1995 from $3,252,217 in 1994. Operating expenses, as a percentage of net sales, increased to 354% for 1995 from 173% in 1994. This is mainly attributable to the greatly decreased sales in 1995.

Selling expenses decreased 84%, or $962,248, to $187,080 in 1995 from $1,149,328 in 1994. In general, selling expenses decreased because net sales decreased. The Company's sales force was systematically downsized during 1995 as the Commodore based products lost market stability during 1995.

General and administrative expenses decreased 54%, or $1,043,725, to $890,642 in 1995 from $1,934,367 in 1994. This decrease was primarily attributable to a sales decrease and the systematic downsizing during 1995.

The decrease in research and development was primarily attributable to finalizing the Company's development efforts on the Microsoft Windows, CIP and PAL versions of its products in 1994. The net of non-operating income and expense for 1995 totaled $208,127 compared to the net of non-operating income and expense of $72,539 for 1994. Included in the net expense for 1995 was a write off of inventory in the amount of $200,593. As a result, the net loss for 1995 was $1,260,240 compared with a net loss of $2,276,162 in 1994.

NINE MONTHS ENDED SEPTEMBER 30, 1997 VERSUS NINE MONTHS ENDED SEPTEMBER 30,
1996.

Revenues for the first nine months of 1997 were very disappointing at $58,531. There were no revenues for the comparable period in 1996 (all of the revenues reported for 1996 were realized in the last quarter of 1996). For this nine-month period, the Company has not had the resources to develop and conduct a new marketing strategy and the Company has continued to rely on sales through gun dealers and minor direct sales.

The Company's operating expenses were approximately $635,000 for the first nine months of 1997 versus $1,676,000 in 1996 reflecting a substantial cutback in monthly operating expenses. The categories of expenses for which there were significant reductions from 1996 to 1997 are as follows:

                                                               ---------------------
                                                                  1996       1997
------------------------------------------------------------------------------------
Legal, Accounting, Consulting and Professional Fees              $366,503   $375,095
------------------------------------------------------------------------------------
Salaries and Wages                                                407,739     60,539
------------------------------------------------------------------------------------
Rent and Insurance                                                 67,190     70,659
------------------------------------------------------------------------------------
Advertising Expenses; Sales Promotion Materials; Trade Shows      525,886    121,074
------------------------------------------------------------------------------------
Investor Relations Expenses                                       133,471     37,494
------------------------------------------------------------------------------------
Telephone; Office Supplies                                         60,512     18,131
------------------------------------------------------------------------------------
Research and Development                                          141,260     28,143
------------------------------------------------------------------------------------

The Company was successful in raising capital through the sale of Common Stock and convertible debentures during the second and third quarters of 1997. The Company sold a total of 433,077 shares of Common Stock for $550,000 and realized net proceeds, after all expenses associated with the sale of the stock of $450,472.48. These shares were sold in Regulation S offerings to offshore investors. The Company explored other alternatives for raising equity capital and found that the Regulation S offering alternative was the only viable alternative for the Company at the time. The Company also sold convertible debentures in a Regulation S offering to foreign investors for a total of $705,000 before expenses pertaining to the sale of these debentures. After these expenses, the net proceeds to the Company were $613,332.50. A portion of these convertible debentures were converted during the third quarter of 1997 and the balance of the convertible debentures ($430,000) was converted into Common Stock in October, 1997, meaning that the Company has no further long-term debt. The total number of shares into which all of the convertible debentures were converted was 2,147,247 shares. The conversion formula called for the right to convert at 70% of the average bid price for the five trading days prior to the Company receiving notice of conversion. Based on the number of shares into which the convertible debentures were converted, the average conversion price was $0.33 per share. On September 30, 1997, the closing price for the Company's stock was $0.406 per share on the Nasdaq SmallCap Market.

The Company used the net proceeds from the sales of the Common Stock and the convertible debentures to pay accounts payable and to purchase some of the initial tooling for the Magazine Lock. The net proceeds were not adequate to launch a new marketing program or to purchase the remaining tooling necessary for the different versions of the Magazine Lock. Therefore, the Company launched additional efforts to raise equity capital during August, September and October of 1997.

In July 1997, the Nasdaq SmallCap Market notified the Company that the Company's balance sheet as of March 31, 1997 indicated that the Company did not meet the continuing listing requirements for the Nasdaq SmallCap Market in that the Company's total assets were less than $2,000,000. The Nasdaq SmallCap Market also advised the Company that, in its opinion, the Company would not be able to maintain the capital and surplus requirement based on its operating losses and would be delisted from the Nasdaq SmallCap Market. The Company received a hearing on this matter and was granted an extension of time to raise additional equity capital so that the Company's capital and surplus (stockholders' equity) was at least $2,000,000 by October 15, 1997. The Company continued its efforts to raise additional capital realizing that shareholder value could be adversely affected if the Company's shares were not traded on the Nasdaq SmallCap Market.

As of September 30, 1997, the Company's current assets of $959,731 exceeded its current liabilities of $639,015. However, a substantial portion of the Company's current assets was made up of inventory which, based on revenues to date, was slow moving. The Company's cash on hand as of September 30, 1997 was less than the Company's accounts payable on the same date. Therefore, the Company continued to have a severe liquidity and cash flow problem and could not continue as a going concern unless it raised additional capital.

On October 9, 1997, the headline in the New York Times newspaper announced that President Clinton had reached an agreement with the manufacturers of a majority of the hand guns sold in the United States that hand guns would be sold with gun locks. No reference was made to the Company in this article. However, the Company's stock experienced extraordinary trading rising from a closing price on the previous day of $0.438 per share to a closing price on October 9 of $3.00 per share on volume of 13,861,900 shares, as reported by the Nasdaq SmallCap Market. The Company has no contracts to sell gun locks to any gun manufacturer.

Partially as a result of the sudden interest in the Company's stock, the Company reached an agreement with three foreign investors whereby these investors would purchase 1,500,000 shares of Common Stock from the Company at $2.00 per share and receive two year stock purchase warrants, for a total of 2,000,000 shares, exercisable at $2.00 per share and 500,000 shares exercisable at $3.00 per share (see "Certain Transactions"). The Company sought and received an extension from the Nasdaq SmallCap Market to extend the time period within which the Company would raise additional equity capital to November 15, 1997. On November 12, 1997, the Company closed the transaction with the three foreign investors with respect to 1,250,000 shares of Common Stock and two year stock purchase warrants for 1,666,666 shares exercisable for $2.00 per share and two year stock purchase warrants for 416,667 shares exercisable for $3.00 per share, and shortly thereafter, the Nasdaq SmallCap Market advised the Company that it would not be delisted. On January 20, 1998, the Company closed the transaction with the three foreign investors with respect to the remaining 250,000 shares of Common Stock and two year stock purchase warrants for 333,334 shares exercisable at $2.00 per share and two stock purchase warrants for 83,333 shares exercisable for $3.00 per share.


The net proceeds of the sale of 1,500,000 shares to the Company, after deducting contract payments for a public relations firm and a consulting firm and all fees associated with the transaction, were $1,910,000. The Company used approximately $175,000 to reduce its accounts payable.

Going forward, the Company has prepared a business plan for 1998 calling for a new marketing strategy and program. The Company intends to invest approximately $300,000 into additional tooling for the Magazine Lock to be able to offer eight to ten additional versions of the Magazine Lock (for the different types of hand guns involved). The Company has engaged West Marketing Industries, Inc. to assist it in developing a number of different marketing channels, including a channel through nonprofit organizations such as parent-teacher associations, the Fraternal Order of Police, and other organizations that have an interest in child gun safety as well as infomercials for direct selling and other direct selling techniques. The Company will have to experiment with these marketing channels to determine which channels will be successful. To date, the Company has not made any sales through any of these organizations or through infomercials. The Company expects to spend more than $500,000 during the next 12 months to develop these new marketing channels. Based on the Company's business plan, the Company will be required to raise additional capital in the second half of 1998 in order to be able to carry out its marketing activities. There are no assurances that the Company's new marketing strategy, as it evolves through experimentation, will be successful or that the Company's revenues will develop rapidly enough to bring the Company to a break-even point before the Company must raise additional capital to stay in operation.

One of the elements of the Company's marketing strategy is to solicit orders from law enforcement agencies such as state and local sheriff and police departments for its Magazine Lock. Most law enforcement agencies utilize hand guns that require a Magazine Lock.

The Company does not expect to ever develop a backlog of orders from its consumer directed marketing activities. However, as the business develops with law enforcement agencies, it is likely that the Company will develop some type of back log of orders. However, selling to law enforcement agencies is fraught with barriers and delays, and therefore, the Company cannot predict when or if it will develop significant revenues from the sale of its products to law enforcement agencies.

                              SELLING SHAREHOLDERS

A portion of the Shares registered for resale within a Registration Statement on Form S-1, of which this Prospectus is a part, and thus covered by this Prospectus were acquired from the Company pursuant to offshore securities subscription agreements for an aggregate purchase price of $3,000,000 ($2.00 per share) or will be acquired from the Company upon the exercise of stock purchase warrants, such stock purchase warrants being previously sold to such Selling Shareholders pursuant to the offshore securities subscription agreements. The offers and sales by the Company of the Common Stock and the stock purchase warrants to such Selling Shareholders pursuant to the offshore securities subscription agreements were made pursuant to an exemption from the registration requirements of the Securities Act provided by Regulation S thereof. The offshore securities subscription agreements contain representations and warranties as to each Selling Shareholder's status as a non-U.S. Person as defined in Rule 902 promulgated under Regulation S of the Securities Act.

Another portion of the Shares registered for resale within this Registration Statement, of which this Prospectus is a part, and thus covered by this Prospectus, will be issued by the Company to an investment banking firm upon the exercise of a stock purchase warrant issued in connection with the sale of convertible debentures pursuant to Regulation S. The issuance by the Company of the stock purchase warrant to such Selling Shareholder was made pursuant to an exemption from the registration requirements of the Securities Act provided by
(S)4(2) thereof.

The remaining Shares registered for resale within the Registration Statement and covered by this Prospectus were acquired or are underlying a stock option acquired from the Company pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Each Selling Shareholder has represented that it acquired the Shares for investment and with no present intention of distributing the Shares. In recognition of the fact that the Selling Shareholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-1, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares as described above under "Use of Proceeds and Plan of Distribution."

None of the Selling Shareholders, except Mr. Robert L. Gilbert, III, has had a material relationship with the Company within the past three years except as a result of the ownership of the Shares or other securities of the Company. Mr. Gilbert was an officer and director of the Company during the past three years, holding the positions of President, Chief Executive Officer, and Vice Chairman of the Board of Directors at various times during the past three years.

The following table sets forth the name of the Selling Shareholders, the number of shares of Common Stock owned beneficially by the Selling Shareholders as of January 21, 1998 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time.

-------------------------------------------------------------------------------------------------------------------------
                                Number of Shares Owned                                 Number          Ownership
                                  Prior to Offering                                  of Shares      After Offering
                                ----------------------                                              --------------
                                                                   Number            Underlying
                                               Shares            of Shares            Warrants
          Name of                            Underlying            Being                Being        Number
   Selling Shareholders       Shares          Warrants            Offered              Offered      of Shares     Percent
   --------------------       ------         ----------          ---------           ----------     ---------     -------
-------------------------------------------------------------------------------------------------------------------------
Alexander, Wescott & Co.,         ---        214,725                ---              214,725             0           *
Inc.
-------------------------------------------------------------------------------------------------------------------------
Firstimpex, Inc.              500,000        833,333(1)         500,000              833,333(1)          0           *
-------------------------------------------------------------------------------------------------------------------------
Mercacorp, Inc.               500,000        833,332(2)         500,000              833,332(2)          0           *
-------------------------------------------------------------------------------------------------------------------------
Dafico Investment Corp.       500,000        833,335(3)         500,000              833,335(3)          0           *
-------------------------------------------------------------------------------------------------------------------------
Robert L. Gilbert, III        129,032            ---            129,032                  ---             0           *
-------------------------------------------------------------------------------------------------------------------------
R.M. and Jean J. Taylor        30,000            ---             30,000                  ---             0           *
-------------------------------------------------------------------------------------------------------------------------
Engineering Analyses &          4,637(4)         ---              4,637(4)               ---             0           *
Solutions
-------------------------------------------------------------------------------------------------------------------------

*    Indicates ownership of less than 1%.
(1) These warrants expire on October 13, 1999 and are exercisable by paying $2.00 per share for 666,666 shares and by paying $3.00 per share for 166,667 shares.
(2) These warrants expire on October 13, 1999 and are exercisable by paying $2.00 per share for 666,666 shares and by paying $3.00 per share for 166,666 shares.
(3) These warrants expire on October 13, 1999 and are exercisable by paying $2.00 per share for 666,668 shares and $3.00 per share for 166,667 shares.
(4) These shares are underlying a stock option which expired on December 31, 2002 and is exercisable by paying $3.9375 per share.

                       DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:

----------------------------------------------------------------------------------------------
        Name                Principal Occupation or Employment        Age       Director Since
                                During the Past Five Years
----------------------------------------------------------------------------------------------
Franklin W. Brooks     Chairman of the Board of Directors since        62            1996
                       1996; President of the Company from
                       November 1996 to April 1997; founded Saf T
                       Lok Corporation in 1989; operates Palm
                       Beach Business Services, Inc.; Mr. Brooks is
                       the father of Mr. Jeffrey W. Brooks
----------------------------------------------------------------------------------------------
John L. Gardner        Director and President of the Company since     61            1997
                       April 1997; Vice President and General
                       Manager of Coleman Research, The Orlando
                       Group from 1994 to April 1997; Vice
                       President and General Manager of McDonnell
                       Douglas from 1986 to 1994; Chairman of the
                       Central Florida Innovation Corporation 1995
                       to 1997
----------------------------------------------------------------------------------------------
Jeffrey W. Brooks      Director of the Company since 1996; Vice        36            1996
                       President, Secretary and Treasurer of the
                       Company since November 1996; Manager of
                       Research & Development since 1989; Mr.
                       Brooks is the son of Mr. Franklin W. Brooks
----------------------------------------------------------------------------------------------
William M. Schmidt     Director since 1996; employee of the            54            1996
                       Company since 1995; Vice President and
                       General Manager of Ilco Unican Inc., Simplex
                       Safelock Division from 1993 to 1995; General
                       Manager of the Automobile Occupant
                       Restraint Systems Division of Takata from
                       1990 to 1993
----------------------------------------------------------------------------------------------
Eugene V. Horanoff     Director since 1996; Chief Engineer of Saf T    65            1996
                       Lok Corporation from 1989 to 1996 (prior to
                       its merger with the Company) and of the
                       Company since 1996
----------------------------------------------------------------------------------------------
Dennis W. DeConcini    Director since October 1997; Partner with       60            1997
                       Parry, Romani & DeConcini, Inc. since
                       1995; U.S. Senator for the State of Arizona
                       from 1977 to 1995
----------------------------------------------------------------------------------------------
James V. Stanton       Director since October 1997; attorney and       65            1997
                       registered lobbyist with Stanton and
                       Associates (law firm) since 1988; Executive
                       Vice President of Delaware North Company,
                       a concession food distribution company, from
                       1981 to 1988; U.S. Congressman for the 20th
                       Congressional District of Ohio from 1971 to
                       1977
----------------------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table describes the compensation earned by the Named Officers (where the Named Officers are all those individuals serving as the Company's Chief Executive Officer or in a similar capacity, and all those executive officers who were compensated $100,000 or more during the fiscal year) for the fiscal year ended December 31, 1996.

                                                              -------------------------------------
                                                                      Annual Compensation
---------------------------------------------------------------------------------------------------
                                                              salary     bonus      other annual
            Name and Principal Position              year      ($)        ($)      compensation ($)
---------------------------------------------------------------------------------------------------
Franklin W. Brooks                                   1996    $ 54,167       $ 0        $   6,200(3)
President, Chairman of the Board of Directors (1)    1995           -         -                   -
                                                     1994           -         -                   -
---------------------------------------------------------------------------------------------------
Lisa A. Broderick                                    1996    $      0       $ 0        $          0
President (2)                                        1995           -         -                   -
                                                     1994           -         -                   -
---------------------------------------------------------------------------------------------------
Robert L, Gilbert, III                               1996    $ 68,662       $ 0        $ 19,500 (5)
President, Chief Executive Officer (4)               1995      85,000         -          16,900 (5)
                                                     1994      85,000         -           8,000 (5)
---------------------------------------------------------------------------------------------------

(1) Mr. F.W. Brooks assumed the position of Chairman of the Board of Directors in February, 1996 and assumed the position of President in November, 1996.
(2) Ms. Broderick served as the President of the Company from November 12 to November 20, 1997.
(3) Represents non-cash compensation in the form of premiums for $1,000,000 in life insurance on the life of Mr. F.W. Brooks for the benefit of his wife. The life insurance policy has since been canceled.
(4) Mr. Gilbert served as the President of the Company from April, 1996 to November, 1996 and served as Chief Executive Officer of the Company from its inception (f/k/a/ RGB Computer and Video, Inc.) in July, 1989 to November 1996.
(5) Includes non-cash compensation in the form of premiums paid on a life insurance policy. This life insurance policy has since been canceled. Also includes use of a car belonging to the Company during 1996.

OPTION/SAR GRANTS TABLE

The following table provides information regarding those options granted to the Named Officers as of December 31, 1996.

----------------------------------------------------------------------------------------------------------------
                                                       % of Total
                                        Number of       Options
                                         Shares        Granted to    Exercise                 Grant Date Present
                                       Underlying      Employees     or Base                        Value
                                        Options        in Fiscal      Price     Expiration           ($)
            Name                        Granted           Year        ($/sh)       Date         5%         10%
----------------------------------------------------------------------------------------------------------------
Franklin W. Brooks, President,         1,000,000(1)       59.7%      $ 2.00     12/31/99      34,900     131,800
 Chairman of the Board of Directors
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Robert L. Gilbert, III,                600,000(2)      35.8%       $2.00     12/31/99      20,940      79,080
President, Chief Executive Officer
----------------------------------------------------------------------------------------------------------------

(1) This option was cancelled in December 1997. Mr. Brooks was granted a new option for 1,000,000 shares in December 1997. See the "Year End Option Table" which follows.
(2) Vesting is subject to the Company achieving certain earnings targets for the fiscal years 1996, 1997, and 1998. The earnings targets for 1996 and 1997 were not achieved and the Company believes the earnings targets for 1998 will not be achieved, in which case these options will not vest.


OPTIONS EXERCISED IN THE LAST YEAR AND YEAR END OPTION TABLE

No options were exercised by the Named Officers during 1996. The following table provides information regarding unexercised stock options held by the Named Officers as of December 31, 1996, unless otherwise indicated.

                         --------------------------------------------------------------------------------
                               Number of Shares Underlying         Value of Unexercised In-the-Money
                             Unexercised Options at Year-End              Options at Year-End
---------------------------------------------------------------------------------------------------------
      Name                  Exercisable        Unexercisable        Exercisable        Unexercisable
---------------------------------------------------------------------------------------------------------
Franklin W. Brooks (1)        250,000            750,000            $0.00              $0.00 (2)
---------------------------------------------------------------------------------------------------------
Robert L. Gilbert, III           0 (4)           600,000            $0.00              $0.00 (3)
---------------------------------------------------------------------------------------------------------

(1) Granted to Mr. Brooks in December 1997 and is exercisable for $2.00 per share. Does not include Mr. Brooks' option for 1,000,000 shares of Common Stock, exercisable for $2.00 per share, the vesting of which was subject to the Company achieving certain earnings targets, which was cancelled in December 1997.
(2) Value based on the difference between the last reported sale of the Company's Common Stock on the Nasdaq SmallCap Market of $1.688 per share on December 31, 1997, and the exercise price of the options.
(3) Value based on the difference between the last reported sale of the Company's Common Stock on the Nasdaq SmallCap Market of $2.00 per share on December 31, 1996, and the exercise price of the options.
(4) Vesting of this option is subject to the Company achieving certain earnings targets for the fiscal years 1996, 1997, and 1998.

COMPENSATION OF DIRECTORS

The Company granted stock options in the amount of 250,000 shares of Common Stock, exercisable at $2.50 per share, on October 23, 1997, to each of Mr. Dennis W. DeConcini and Mr. James W. Stanton in connection with their appointment as directors of the Company.

The Company's 1993 Stock Option Plan (the "Plan") provides for the grant of an option for 5,000 shares of Common Stock to each Director who is not otherwise employed (i) upon the adoption of the Plan, (ii) upon that Director's election to the Board of Directors, and (iii) upon election to the Board of Directors after all previously granted options have vested. These options are to be granted at fair market value, vest at a rate of 2,500 on June 1 and December 1 after the date of the grant, and are exercisable for 10 years from the date of grant. Accordingly, the following Directors of the Company were granted the following stock options pursuant to the Plan as of December 31, 1997:

----------------------------------------------------------------------------------
Name of Director            Shares Underlying Options Granted
----------------------------------------------------------------------------------
Dennis W. DeConcini         5,000 at $2.031 per share, of which 2,500 vested on
                            December 1, 1997
----------------------------------------------------------------------------------
James V. Stanton            5,000 at $2.031 per share, of which 2,500 vested on
                            December 1, 1997
----------------------------------------------------------------------------------

------------------------------------------------------------------------------
Robert L. Gilbert      5,000 @ $4.563 per share, of which 2,500 vested on
                       December 1, 1997.  The remaining 2,500 shares will
                       not vest as Mr. Gilbert is no longer a director of the
                       Company.
------------------------------------------------------------------------------

The Company has not paid any other compensation to any person for serving as a director of the Company. The Company does not intend to compensate non-employee directors for serving as directors, except pursuant to the 1993 Stock Option Plan as set forth above, and except to reimburse them for expenses incurred in connection with their service as directors. Directors who are employees of the Company receive no compensation for serving as directors.

EMPLOYMENT AND CONSULTING AGREEMENTS

On February 13, 1996 the Company entered into a five-year Employment Agreement with Mr. Franklin W. Brooks at an initial annual base salary of $100,000 per year. Mr. Brooks waived his right to receive or accrue any salary during 1997, canceled an option to purchase 1,000,000 shares of common stock at $2.00 per share, and was granted an option to purchase 1,000,000 shares of common stock at $2.00 per share in December, 1997.

On April 16, 1997 the Company entered into a two-year Employment Agreement with Mr. John L. Gardner at an initial annual base salary of $100,000 per year. In connection with entering into the Employment Agreement, Mr. Gardner was granted a stock option for 600,000 shares at an exercise price of $2.50 per share, which was repriced to $0.50 per share (See "Report of Repricing of Options" immediately below). During 1997, Mr. Gardner waived 50% of his annual base salary for the months of July to November, was granted a stock option for 72,000 shares at an exercise price of $0.10 per share in August, 1997, and was granted a stock option for 500,000 shares at an exercise price of $2.00 per share in December, 1997..

On February 12, 1996, the Company entered into a Modification of Employment Agreement with Mr. Robert L. Gilbert, III. The Modification extended the term of the original Employment Agreement, entered into on April 22, 1993, from a five-year term to one expiring on February 15, 2001, and increased his annual base salary from $85,000 to $92,500 to reflect cost of living adjustments. Mr. Gilbert resigned as President in November 1996 and the Employment Agreement was terminated. In November 1996, the Company entered into a Consulting Agreement with Mr. Gilbert. Under the Consulting Agreement, Mr. Gilbert will perform consulting services to the Company on an as requested basis at $100 per hour.

REPORT ON REPRICING OF OPTIONS

On September 19, 1997, the Board of Directors determined that the outstanding stock options held by John L. Gardner were no longer serving as an adequate incentive because of declines in the Company's stock price. Believing that it was important to encourage employee stock ownership and to provide incentives to increase shareholder value from the then current stock price, the Board of Directors offered Mr. Gardner the opportunity to exchange certain existing stock options for the same number of options at the then current market price.

Franklin W. Brooks,  John L. Gardner, Jeffrey W. Brooks,
Robert L. Gilbert, III, William M. Schmidt, Eugene V. Horanoff
Members of the Compensation Committee: John L. Gardner, William M. Schmidt, Eugene V. Horanoff (4/15/97)

-------------------------------------------------------------------------------------------------------------
                                       Ten-Year Option Repricings
-------------------------------------------------------------------------------------------------------------
                                         Number of      Market                                Length of
                                          Shares       Price of    Exercise                Original Option
                                        Underlying     Stock at    Price at       New       Term Remaining
                                          Options       Time of     Time of    Exercise      at Date of
Name                         Date         Repriced     Repricing   Repricing    Price        Repricing
-------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
John L. Gardner, President,    9/19/97      600,000      $0.48       $2.50      $0.50       4 1/2 years
Chief Executive Officer                                                                   (approximately)
-----------------------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of Mr. Franklin W. Brooks and Mr. Robert L. Gilbert, III during 1996. Mr. Brooks held the positions of employee, President, and Chairman of the Board of Directors during various periods of time in 1996. Mr. Gilbert held the positions of President, Chief Executive Officer, Vice Chairman and Chairman of the Board during various periods of time in 1996.

The Compensation Committee consisted of Mr. John L. Gardner, Mr. William M. Schmidt and Mr. Eugene V. Horanoff from April 1997 to December 1997. In December 1997, the Board of Directors reappointed the members of the Compensation Committee so that the Compensation Committee currently consists of Mr. John L. Gardner, Mr. Dennis W. DeConcini and Mr. James V. Stanton. Mr. Gardner has held the position of President and Chief Executive officer of the Company since April 1997. Mr. Horanoff has held the position of Chief Engineer of the Company since 1996. Mr. Schmidt has been an employee of the Company since 1995. Mr. DeConcini and Mr. Stanton have been directors of the Company since October 1997.


                               SECURITY OWNERSHIP

The following table sets forth certain information known to the Company regarding the beneficial ownership of shares of Common Stock as of December 31, 997, unless otherwise noted below, by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to all shares shown as beneficially owned.

--------------------------------------------------------------------------------------------------
                                                Amount and Nature of
Name and Address of Beneficial Owner            Beneficial Ownership     Percent of Class (9)
--------------------------------------------------------------------------------------------------
Franklin W. Brooks                                    (1)  1,533,012                 15.35%
18245 S.E. Federal Highway
Tequesta, Florida 33469
--------------------------------------------------------------------------------------------------
John L. Gardner                                         (3)  972,000                  9.73
18245 S.E. Federal Highway
Tequesta, Florida 33469
--------------------------------------------------------------------------------------------------
William M. Schmidt                                      (4)  277,596                  2.78
18245 S.E. Federal Highway
Tequesta, Florida 33469
--------------------------------------------------------------------------------------------------
Dennis W. DeConcini                                     (5)  255,000                  2.55
233 Constitution Avenue, N.E.
Washington, D.C. 20002
--------------------------------------------------------------------------------------------------
James V. Stanton                                        (5)  255,000                  2.55
1310 19th Street, N.W., Suite LL
Washington, D.C. 20036
--------------------------------------------------------------------------------------------------
Eugene V. Horanoff                                      (6)  219,508                  2.20
18245 S.E. Federal Highway
Tequesta, Florida 33469
--------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Jeffrey W. Brooks                                           (7)  191,400                 1.92
18245 S.E. Federal Highway
Tequesta, Florida 33469
-----------------------------------------------------------------------------------------------
Robert L. Gilbert, III                                      (8)  129,032                 1.29
18245 S.E. Federal Highway
Tequesta, Florida 33469
-----------------------------------------------------------------------------------------------
All Directors and Executive Officers as a Group                3,832,548                38.38
-----------------------------------------------------------------------------------------------

(1) Of these shares, 507,994 are held by Mr. Brooks and his wife as tenants in common. Includes option to purchase 1,000,000 shares of Common Stock for $2.00 per share granted in December 1997, of which 250,000 are vested.
     Does not include option to purchase 1,000,000 shares of Common Stock for $2.00 per share which was cancelled in December 1997.
(3) Includes options to purchase 472,000 shares of Common Stock for $0.50 per share and 500,000 shares of Common Stock for $2.00 per share, of which 200,000 shares are vested.
(4) Includes option to purchase 108,000 shares of Common Stock for $0.10 per share.
(5) Includes option to purchase 250,000 shares of Common Stock for $2.00 per share and option to purchase 5,000 shares of Common Stock for $2.031 per share pursuant to the 1993 Stock Option Plan, of which 2,500 shares have vested.
(6) Includes option to purchase 58,000 shares of Common Stock for $0.10 per share.
(7) Includes option to purchase 86,000 shares of Common Stock for $0.10 per share.
(8) Does not include option to purchase 600,000 shares of Common Stock for $2.00 per share. Vesting is subject to the Company achieving certain earnings targets for the fiscal years 1996, 1997, and 1998. The earnings targets for 1996 and 1997 were not achieved and the Company believes the earnings targets for 1998 will not be achieved, in which case these options will not vest.
(9) Based on approximately 9,987,077 shares of Common Stock outstanding as of December 31, 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs Mr. Franklin W. Brooks as its Chairman of the Board of Directors and his son, Mr. Jeffrey W. Brooks, as its Vice President, Secretary and Treasurer. The Company believes that the compensation paid to these individuals is no greater and no more beneficial than unrelated persons would receive and is fair to the Company.

Mr. Brooks loaned a total of $125,000 to Saf T Lok Corporation during the time between 1989 and the merger with RGB Computer & Video, Inc. in January of 1996. On January 29, 1997, the Board of Directors approved the granting of a security interest in the Company's intellectual property to Mr. Brooks as security for the repayment of the $125,000. As of December 31, 1997, the Company owed
Mr. Brooks a total of $114,213, plus accrued interest.


                               CERTAIN TRANSACTIONS

The Company was successful in raising capital through the sale of Common Stock and convertible debentures during the second and third quarters of 1997. The Company sold a total of 433,077 shares of Common Stock for $550,000 and realized net proceeds, after all expenses associated with the sale of the stock of $450,472.48. These shares were sold in Regulation S offerings to foreign investors. The Company explored other alternatives for raising equity capital and found that the Regulation S offering alternative was the only viable alternative for the Company at the time.

The Company also sold convertible debentures in a Regulation S offering to foreign investors for a total of $705,000 before expenses pertaining to the sale of these debentures. After these expenses, the net proceeds to the Company were $613,332.50. A portion of these convertible debentures were converted during the third quarter of

1997 and the balance of the convertible debentures ($430,000) was converted into Common Stock in October, 1997, meaning that the Company has no further long-term debt. The total number of shares into which all of the convertible debentures were converted was 2,147,247 shares. The conversion formula called for the right to convert at 70% of the average bid price for the five trading days prior to the Company receiving notice of conversion. Based on the number of shares into which the convertible debentures were converted, the average conversion price was $0.33 per share. On September 30, 1997, the closing bid price for the Company's stock was $0.406 per share on the Nasdaq SmallCap Market.

The Company was successful in raising capital through the sale of Common Stock and stock purchase warrants during the fourth quarter of 1997. The Company reached an agreement with three foreign investors whereby those investors would purchase 1,500,000 shares of Common Stock from the Company for $2.00 per share and receive two year stock purchase warrants for 2,000,000 shares exercisable at $2.00 per share and two year stock purchase warrants for 500,000 shares exercisable at $3.00 per share. On November 12, 1997, the Company sold 1,250,000 shares of Common Stock and stock purchase warrants for a total of 1,666,666 shares exercisable for $2.00 per share and stock purchase warrants for 416,667 shares exercisable for $3.00 per share in a Regulation S offering to three foreign investors for a total of $2,500,000 before expenses pertaining to the sale of these Common Stock and stock purchase warrants. After expenses, the net proceeds to the Company were $1,410,000. None of the stock purchase warrants were exercised during 1997. On January 20, 1998, the Company completed the sale of the remaining 250,000 shares of Common Stock and stock purchase warrants for 333,334 shares exercisable for $2.00 per share and stock purchase warrants for 85,333 shares exercisable for $3.00 per share for a total net proceeds of $500,000.


                               LEGAL PROCEEDINGS

In December 1996 Lisa Broderick Fogel and her husband Bruce Fogel sued the Company and Mr. Franklin W. Brooks in the Circuit Court for Martin County, Florida for defamation and loss of consortium arising out of Mrs. Fogel's brief tenure in November 1996 as President of the Company. The Company's insurance company, is providing for the defense of the Company and Mr. Brooks. The Company does not believe this lawsuit will have a materially adverse effect on the Company.

The Company is not a party in any other ongoing or pending legal proceedings, nor are any of the Company's properties the subject of litigation, and the Company is not aware of any pending or contemplated proceeding against it by governmental authorities concerning environmental matters. The Company knows of no legal proceedings, pending or threatened, or judgments entered against any director or officer of the Company in his capacity as such.


                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Gray, Harris & Robinson, P.A., Orlando, Florida.


                                    EXPERTS

The Financial Statements of the Company as of and for the years ended December 31, 1995 and December 31, 1996 included herein and in the Registration Statement have been audited by Weinberg & Co., P.A. (f/k/a Weinberg, Pershes & Co., P.A.), independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.


                            CHANGES IN ACCOUNTANTS

The Company engaged Goldberg, Pershes & Company, P.A. as the Company's independent public accountant on May 30, 1997 for the 1997 fiscal year. Representatives are expected to be present at the Annual Meeting.

The Company's independent public accountant for the 1996 fiscal year was Weinberg, Pershes & Company, P.A. (n/k/a Weinberg & Company, P.A.). The Company terminated the appointment of Weinberg, Pershes & Company, P.A. as the Company's independent public accountant on May 30,

1997 with the approval of the board of directors, due to the withdrawal of the Company's primary contact within Weinberg, Pershes & Company P.A.

Weinberg, Pershes & Company, P.A. had previously reported on the financial statements of the Company for 1996. None of those reports contained an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. The Company and Weinberg, Pershes & Company, P.A. have not had any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Weinberg, Pershes & Company, P.A.'s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.


                            SELECTED FINANCIAL DATA

          The Selected Financial Data presented below should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus, and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements included elsewhere in this Prospectus. The Selected Financial Data for the fiscal years ended December 31, 1994 and 1995 were audited by Michelson & Co., P.A.. The Selected Financial Data for the fiscal year ended December 31, 1996 was audited by Weinberg, Pershes & Co., P.A. The Selected Financial Data for the nine months ended September 30, 1997 has been derived from the unaudited financial statement of the Company appearing elsewhere herein and are not necessarily indicative of results for a full fiscal year.

                 -----------------------------------------------------------------------------------------------
                  Fiscal Year     Fiscal Year      Fiscal Year      Fiscal Year      Fiscal Year      9 Months
                  Ended Dec.      Ended Dec.       Ended Dec.       Ended Dec.       Ended Dec.     Ended Sept.
                 31, 1992 (1)   31,  1993 (1)    31,  1994 (1)    31,  1995 (1)    31,  1996 (2)      30, 1997
----------------------------------------------------------------------------------------------------------------
Net Sales or
Operating          $1,386,558     $ 2,104,784      $ 1,048,594      $   199,930      $     5,734     $   17,321
Revenues
----------------------------------------------------------------------------------------------------------------
Income
(Loss) from           259,114      (1,326,250)      (2,276,162)      (1,260,240)      (2,841,716)      (733,790)
Continuing
Operations
----------------------------------------------------------------------------------------------------------------
Income
(Loss) from
Continuing
Operations               0.10           (0.47)           (0.70)           (0.36)           (0.54)         (0.12)
Per Share of
Common
Stock
----------------------------------------------------------------------------------------------------------------
Total Assets          848,470       7,336,792        4,766,571        3,440,870        2,094,158      2,585,612
----------------------------------------------------------------------------------------------------------------
Long Term
Obligations
and                   158,237         102,207           66,204           14,515          125,414        114,213
Redeemable
Preferred
Stock
----------------------------------------------------------------------------------------------------------------
Cash
Dividends
Declared Per             0.00            0.00             0.00             0.00             0.00           0.00
Share of
Common
Stock
 ----------------------------------------------------------------------------------------------------------------

(1) The Company conducted the business of operating a retail store that sold Amiga computers and produced a series of tutorial programs used with software written for the Amiga platform during the fiscal years ended December 31, 1992, 1993, 1994, and 1995. Thus, the information provided for those years does not provide investors and other users of this information with a relevant assessment of the financial condition and results of operations of the Company in the gun lock business which was commenced during the fiscal year ended December 31, 1996.
(2) During the fiscal year ended December 31, 1996, the discontinued operations accounted for a loss of $33,626 and a loss per share of common stock of $0.08.

                             FINANCIAL STATEMENTS

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1996 AND 1995


--------------------------------------------------------------------------------
                                     ASSETS
--------------------------------------------------------------------------------
                                                            1996        1995
--------------------------------------------------------------------------------
CURRENT ASSETS
--------------------------------------------------------------------------------
Cash and cash equivalents                                $   88,956   $1,981,217
--------------------------------------------------------------------------------
Securities                                                        -      518,362
--------------------------------------------------------------------------------
Accounts receivable (net of allowance for doubtful           10,419        7,331
 accounts of $23,000 and -0-, respectively)
--------------------------------------------------------------------------------
Inventories                                                 466,680      282,471
--------------------------------------------------------------------------------
Loans receivable                                                  -        8,516
--------------------------------------------------------------------------------
Prepaid expenses                                             21,111            -
--------------------------------------------------------------------------------
Total Current Assets                                        587,166    2,797,897
--------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, NET OF                              932,028      408,827
ACCUMULATED DEPRECIATION
--------------------------------------------------------------------------------
OTHER ASSETS
--------------------------------------------------------------------------------
Patents, (net of accumulated amortization of $28,000)       374,147            -
--------------------------------------------------------------------------------
Loans receivable                                            199,842      213,976
--------------------------------------------------------------------------------
Loans receivable (officers)                                       -       18,100
--------------------------------------------------------------------------------
Other assets                                                    975        2,070
--------------------------------------------------------------------------------
Total Other Assets                                          574,964      234,146
--------------------------------------------------------------------------------
TOTAL ASSETS                                             $2,094,158   $3,440,870
--------------------------------------------------------------------------------

See independent auditors' report and notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1996 AND 1995


                     LIABILITIES AND SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------
                                                                           1996          1995
-----------------------------------------------------------------------------------------------------
 CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------
 Notes payable - current portion                                        $    67,353    $        -
-----------------------------------------------------------------------------------------------------
 Accounts payable and accrued expenses                                      836,402       153,810
-----------------------------------------------------------------------------------------------------
 Current maturities of capital lease obligations                                  -        14,515
-----------------------------------------------------------------------------------------------------
 Total Current Liabilities                                                  903,755       168,325
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 LONG TERM LIABILITIES
-----------------------------------------------------------------------------------------------------
 Notes payable, net of current portion                                       58,061             -
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                          961,816       168,325
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value, 20,000,000 and 10,000,000 shares              56,511        32,631
 authorized, 5,651,089 and 3,263,100 shares issued and outstanding, in 1996 and 1995 respectively, of which 1,500 shares were held in treasury
-----------------------------------------------------------------------------------------------------
 Capital in excess of par                                                 9,167,898     8,056,639
-----------------------------------------------------------------------------------------------------
 Deficit                                                                 (8,092,067)   (4,816,725)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 TOTAL SHAREHOLDERS' EQUITY                                               1,132,342     3,272,545
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 2,094,158   $ 3,440,870
-----------------------------------------------------------------------------------------------------

See independent auditors' report and notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

----------------------------------------------------------------------------------------------------------
                                          Common Stock       Capital in       Deficit       Total
                                                            Excess of Par
                                        Shares     Amount
----------------------------------------------------------------------------------------------------------
 Balance - January 1, 1995             3,268,032    $32,680   $8,060,043      $(3,556,485)  $ 4,536,238
----------------------------------------------------------------------------------------------------------
 Purchase of  treasury stock              (4,932)       (49)      (3,404)               -        (3,453)
----------------------------------------------------------------------------------------------------------
 Net loss                                      -          -            -       (1,260,240)   (1,260,240)
----------------------------------------------------------------------------------------------------------
 Balance-December 31, 1995             3,263,100     32,631    8,056,639       (4,816,725)    3,272,545
----------------------------------------------------------------------------------------------------------
 Issuance of  common stock for Saf     2,238,957     22,390      504,149                -       526,539
 T Lok merger
----------------------------------------------------------------------------------------------------------
 Issuance of  stock for  settlement       20,000        200        8,400                -         8,600
 of  lawsuit
----------------------------------------------------------------------------------------------------------
 Capital Contribution                          -          -      200,000                -       200,000
----------------------------------------------------------------------------------------------------------
 Issuance of common stock                129,032      1,290      398,710                -       400,000
----------------------------------------------------------------------------------------------------------
 Net loss                                      -          -            -       (3,275,342)   (3,275,342)
----------------------------------------------------------------------------------------------------------
 BALANCE -                             5,651,089    $56,511   $9,167,898      $(8,092,067)  $ 1,132,342
 DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------

See independent auditors' report and notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                             1996          1995
----------------------------------------------------------------------------------
Revenue                                               $    57,349   $         -
----------------------------------------------------------------------------------
Cost of Sales                                              51,615             -
----------------------------------------------------------------------------------
Gross Profit                                                5,734             -
----------------------------------------------------------------------------------
Selling, General and Administrative Expenses            2,751,306             -
----------------------------------------------------------------------------------
Depreciation                                               96,144             -
----------------------------------------------------------------------------------
Loss from continuing operations                        (2,841,716)            -
----------------------------------------------------------------------------------
Loss from discontinued operations                        (433,626)   (1,260,240)
----------------------------------------------------------------------------------
Net (loss)                                            $(3,275,342)  $(1,260,240)
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Loss per common share
Loss from continuing operations                       $      (.54)  $         -
----------------------------------------------------------------------------------
Loss from discontinued operations                            (.08)         (.36)
----------------------------------------------------------------------------------
Net (loss)                                            $      (.62)  $      (.36)
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Weighted average number of common shares outstanding    5,243,936     3,508,799
----------------------------------------------------------------------------------

See independent auditors' report and notes to consolidated financial statements

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

------------------------------------------------------------------------------------------------
                                                                           1996          1995
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
------------------------------------------------------------------------------------------------
Loss from continuing operations                                        $(2,841,716)  $         -
------------------------------------------------------------------------------------------------
Loss from discontinued operations                                         (433,626)   (1,260,240)
------------------------------------------------------------------------------------------------
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
------------------------------------------------------------------------------------------------
Depreciation and amortization                                              232,938       150,481
------------------------------------------------------------------------------------------------
Amortization of research and development costs                                   -        23,840
------------------------------------------------------------------------------------------------
Common stock issued in settlement of lawsuit                                 8,600             -
------------------------------------------------------------------------------------------------
Bad debt expense                                                            23,000       235,000
------------------------------------------------------------------------------------------------
Loss on sale and disposal of fixed assets                                  159,125        35,142
------------------------------------------------------------------------------------------------
Gain on sale of home                                                             -       (25,863)
------------------------------------------------------------------------------------------------
Impairment loss on fixed assets                                                  -        25,666
------------------------------------------------------------------------------------------------
Impairment loss on research and development cost                                 -        49,483
------------------------------------------------------------------------------------------------
Change in assets and liabilities:
------------------------------------------------------------------------------------------------
  (Increase)decrease in:
------------------------------------------------------------------------------------------------
  Accounts receivable                                                      (26,088)      134,844
------------------------------------------------------------------------------------------------
  Inventories                                                             (173,029)      222,698
------------------------------------------------------------------------------------------------
Prepaid and other current assets                                           (16,235)       22,229
------------------------------------------------------------------------------------------------
  Increase (decrease)in:
------------------------------------------------------------------------------------------------
  Accounts payable and accrued expenses                                    468,809       (10,319)
------------------------------------------------------------------------------------------------
NET CASH (USED IN) OPERATING ACTIVITIES                                 (2,598,222)     (397,039)
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
------------------------------------------------------------------------------------------------
  Capitalization of patent costs                                           (20,814)            -
------------------------------------------------------------------------------------------------
  Purchase of property and equipment                                      (524,150)      (28,914)
------------------------------------------------------------------------------------------------
  Purchase of securities                                                         -      (518,362)
------------------------------------------------------------------------------------------------
  Proceeds from sale of securities                                         518,362             -
------------------------------------------------------------------------------------------------
  Proceeds from sale of fixed                                                    -        52,890
------------------------------------------------------------------------------------------------
  (Increase) in loans receivable                                            22,650      (213,976)
------------------------------------------------------------------------------------------------
  Proceeds from sale of home                                                     -       225,473
------------------------------------------------------------------------------------------------

See independent auditors' report and notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

-----------------------------------------------------------------------------
                                                        1995          1996
-----------------------------------------------------------------------------
(Increase) decrease in loans receivable-officers         18,100        (7,100)
-----------------------------------------------------------------------------
(Increase) decrease in other assets                       1,345          (200)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                                     15,493      (490,189)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Cash flows from financing activities:

  Principal payments on borrowings,
  including capital lease obligations                   (21,218)      (51,689)
-----------------------------------------------------------------------------
 Repurchase of common stock                                   -        (3,453)
-----------------------------------------------------------------------------
 Capital contribution                                   200,000             -
-----------------------------------------------------------------------------
 Proceeds from sale of common stock                     511,686             -
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                                    690,468       (55,142)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

NET DECREASE IN CASH                                 (1,892,261)     (942,370)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, AT
 BEGINNING OF YEAR                                    1,981,217     2,923,587
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, AT
 END OF YEAR                                        $    88,956    $1,981,217
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
-----------------------------------------------------------------------------
     Cash payments for:
       Interest                                     $     6,982    $   22,911
-----------------------------------------------------------------------------

NON-CASH INVESTING AND FINANCING ACTIVITIES:

In February 1996, the Company merged with Saf T Lok, Incorporated by issuing 2,238,957 shares of the Company's common stock in exchange for 100% of the outstanding stock of Saf T Lok Corporation. The transaction was recorded under the purchase method and the common stock was valued at $527,000.

See independent auditors' report and notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE 1 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has discontinued its previous core business and acquired a new business and has minimal cash to operate at December 31, 1996. The Company's continuation as a going-concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing as may be required, and ultimately attain profitable operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts that might be necessary should the Company be unable to continue as a going concern.

NOTE  2 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A.  Nature of business

Saf T Lok Incorporated F/K/A RGB Computer & Video, Inc. (the "Company") was incorporated in Florida in July 1989 under the name RGB Sales and Marketing, Inc. In 1993, the Company completed an initial public offering of common stock. The Company was principally engaged in the development, sale, marketing and assembling of computer based editing systems until the merger with Saf T Lok Corporation in February 1996 (See Note 17).

Saf T Lok Corporation was organized to design, develop, manufacture and market a patented and proprietary combination lock for firearms known as the Saf T Lok
(TM). The initial production of the Saf T Lok (TM) products is designed to prevent the unauthorized use of firearms, including unintentional discharge by children or intentional discharge by assailants. The management of the Company intends to focus the Company's resources on marketing and developing the Saf T Lok (TM) products due to management's positive expectation of the performance and future profitability of these products. Furthermore, as a direct result of the Company's historical operating losses and lack of competitiveness, management has discontinued its old business.

B.  Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its 100% wholly owned subsidiaries, RGB Video, Inc. and Saf T Lok, Inc. All material intercompany transactions, accounts and profits have been eliminated.

C.  Revenue recognition

The Company recognizes revenue when products are sold and shipped.

D.  Statement of cash flows

For purposes of this statement, the Company considers all liquid investments purchased an original maturity of three months or less to be cash equivalents.

E.  Securities, available for sale

Securities consisted of long term corporate bonds which management ad classified as available for sale in accordance with FASB Statement No. 115 as of December 31, 1995. These securities were stated at market value which approximated cost.

F.  Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, whichever is less.

G.  Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on accelerated and straight-line methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

                               Years
Furniture and fixtures       7 - 10
Automobile                   5
Equipment                    3 - 10
Leasehold improvements       1 - 2
Software                     3 - 5

H.  Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

I.  Loss Per Common Share

Loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Warrants, stock options, and underwriter's options are antidilutive.

J.  Significant Concentration of Credit Risk

The Company had concentrated its credit risk for cash by maintaining deposits in banks located within the same geographic region. The maximum loss that would have resulted from risk totaled $5,000 and $52,923 as of December 31, 1996 and 1995 for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance.

K.  Discontinued Operations

The Company experienced a substantial drop in sales in 1996 and 1995. This is largely the result of the discontinuation of production of the Amiga Computer by Commodore Electronics Ltd. after claiming insolvency in May 1994 and the decision by the Company's management to discontinue these operations and acquire a company in another line of business that would provide better long term prospects. In February 1996, the Company acquired Saf T Lok Corporation as described in Note 17. As of December 31, 1996, all remaining inventory from the discontinued operations and related fixed assets have been written off and included in discontinued operations.

L.  Reclassification of Financial Statement Presentation

Certain reclassifications have been made to the 1995 financial statement presentation to conform to 1996. Such reclassifications had no effect on net loss as previously reported.

NOTE  3 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprised the following as of December 31, 1996 and 1995:

                                            1996          1995
Cash in Banks                               $88,956    $ 119,638
Treasury Bills                                    -    1,844,907
Money Market Funds                                -       16,672
                                            $88,956   $1,981,217

NOTE  4 - SECURITIES AVAILABLE FOR SALE

Securities available for sale consisted of long-term corporate bonds maturing in April 2022. Since fair value approximated the amortized cost of these debt securities, no unrealized gains or losses are reflected as a component of shareholders' equity as required by the Financial Accounting Standards Board Statement No. 115.

NOTE  5 - INVENTORIES

Inventories are comprised of the following as of December 31, 1996 and 1995:

                                                      1996        1995
     Raw Materials and Furnished goods                $466,680    $282,471

NOTE  6 - PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following as of December 31, 1996 and 1995:

                                      1996          1995
     Equipment                         $373,344     $640,522
     Furniture and fixtures            52,997       109,210
     Automobile                        34,000       28,914
     Tools and dies                    762,560      -
     Software                          37,214       48,340
     Leasehold improvements            11,436       -
                                       1,271,551    826,986

     Less accumulated depreciation     339,523      418,159
                                       $932,028     $408,827

Due to the scaling back of operations and the obsolescence of certain equipment, an impairment loss derived by measuring the excess of the carrying amount of the assets over the fair value of the assets, $25,666 was recognized in 1995, as required by Financial Accounting Standards Board Statement No. 121.

On May 1, 1995, the Company sold the former president's home for $262,000 whereby the Company realized a gain of $25,863.

NOTE  7 - SOFTWARE DEVELOPMENT COSTS

During 1995, $23,840 of software development costs were amortized. The remaining balance of $49,483 was expensed as an impairment loss in accordance with FASB Statement No. 121. These software development costs were not expected to produce positive cash flows in the future.

NOTE  8 - LICENSE ARRANGEMENT

During 1993 and 1992, the Company entered into agreements for the use of certain technology in assembling computer circuit boards for its systems. These agreements required one time fixed payments and royalties to be paid for each circuit board assembled. Royalty expense relating to these agreements was $0 and $103,607 in 1996 and 1995, respectively.

NOTE  9 - LOANS RECEIVABLE

Loans receivable consisted of a promissory note due from Opal Technologies ("Opal"). The note had an original interest rate of eight percent and an annual interest rate of eighteen percent after the note becomes due. However, no interest had been accrued due to the fact that it seemed doubtful that the interest would be received.

Although the Company continued to aggressively try to collect on the note receivable from Opal, the ability to collect seemed doubtful. Therefore, the note has been written off to bad debt expense as of December 31, 1995. In 1996, the Company located the principals of Opal and renegotiated the note receivable calling for total payments of $248,000 including interest over a five year period. The Company will recognize income as payments are received.

Pursuant to a settlement agreement dated September 27, 1995, Pride Integrated Services, Inc. agreed to pay the Company $310,000, including interest over a ten year period with the payments beginning in October 1995. The settlement resulted from a suit filed by the Company against Pride Integrated Services, Inc. in October, 1993, alleging copyright infringement and misappropriation of trade secrets. The note receivable was discounted as required by Accounting Principle Bulletin No. 21 using an 8% imputed interest rate. The discount on the note equaled $93,024 as of December 31, 1995. The balance of the note receivable net of discount is $199,842 and $213,976, as of December 31, 1996 and 1995, respectively.

NOTE 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following as of December 31, 1996 and 1995:

                                       1996          1995
Accounts payable                      $714,215     $51,252
Royalties payable                            -     101,547
Accrued payroll and payroll taxes      122,187           -
Other                                        -       1,011
                                      $836,402    $153,810

NOTE 11 - NOTES PAYABLE

                                                                        1996         1995
Note Payable - Bank
  collateralized by an automobile, payable in monthly installments of $549 including interest at 8% due October 25, 1998
                                                                      $ 11,201       $   -


Note Payable - shareholder,
  collateralized by patents, payable in monthly installments of
   $3,738 including interest at 7%, due March 1999
                                                                       114,213           -


Total Long-Term Debt                                                   125,414           -
Current Portion                                                         67,353           -

Total Long-Term Debt, net of Current Portion                          $ 58,061       $   -

The aggregate amount of long-term debt maturing in each of the next three years subsequent to December 31, 1996 is as follows:

                1996          $ 67,353
                1997            47,752
                1998            10,309
                              $125,414

NOTE 12 - INCOME TAXES

The components of the provision (benefit) for income taxes for the years ended December 31, 1996 and 1995 are comprised of the following:

                         1996      1995
        Current:
         Federal         $  -      $  -
         State              -      -

        Deferred:
         Federal         $  -      $  -
         State              -      -

The components of the net deferred tax assets and liabilities and the related tax effects as of December 31, 1996 and 1995 are comprised of the following:

                              1996           1995
Deferred tax assets:

     Inventories              $        -     $   34,748

     Loss carryforwards        2,640,000      1,520,899

                               2,640,000      1,555,647


Less valuation allowance:

     allowance                 2,640,000      1,530,647

                                       -         25,000

Deferred tax liabilities:

     Property and equipment            -         25,000

Net deferred tax liability    $        -     $        -

The following table summarizes the differences between the Company's statutory federal income tax provisions and the reported income tax provision for the years ended December 31, 1996 and 1995:

   -----------------------------------------------------------------------------
                                                           1996         1995
   -----------------------------------------------------------------------------
   Provision (benefit) at statutory rate                $(1,100,000)  $(405,624)
   -----------------------------------------------------------------------------
   Effect of income taxes at lower rate                      12,000      11,589
   -----------------------------------------------------------------------------
   State income taxes, net of federal benefit                     -           -
   -----------------------------------------------------------------------------
   Utilization of net  operating loss carry- forwards             -           -
   -----------------------------------------------------------------------------
   Valuation allowance                                    1,088,000     388,734
   -----------------------------------------------------------------------------
   Other                                                                  5,301
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                                        $         -   $       -
   -----------------------------------------------------------------------------

As of December 31, 1996 and 1995, the Company had net operating loss carryforwards subject to Code Section 382 limitations of $4,345,426 to offset future taxable income. These carryforwards expire in 2009.


NOTE 13 - SHAREHOLDERS' EQUITY

Increase in Authorized Shares and Change in Par Value

On July 18, 1996, the shareholders of the Company approved the increase of the number of shares authorized from 10,000,000 to 20,000,000 and changed the par value from no par value to $.01 per share. The Company has retroactively adjusted the 1995 financial statements for the change in par value.

Stock Options, Issuances and Contributions

In March 1993, the Company established a stock option plan for employees, consultants and directors for 150,000 shares of common stock. The plan provides for an automatic grant of options for 5,000 shares vesting semiannually for one year to each nonemployee director provided that the director is still serving as a director on the vesting date.

The exercise price of all options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. The exercise price for any participant possessing more than

SAF T LOK INCORPORATED
F/K/A RGB COMPUTER & VIDEO, INC.
REPORT AS OF SEPTEMBER 30, 1997


SAF T LOK INCORPORATED AND SUBSIDIARIES
F/K/A RGB COMPUTER & VIDEO, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30,1997(UNAUDITED) AND DECEMBER 31, 1996

ASSETS


                                             SEPTEMBER 30,       DECEMBER 31,
                                                 1997                1996
CURRENT ASSETS

Cash and Cash Equivalents                    $   452,308         $    88,956
Accounts Receivable
   (net of allowance for doubtful
   accounts of $13,310 and
   $23,000, respectively.)                         5,889              10,419
Inventories                                      457,950             466,680
Prepaid expenses                                  43,584              21,111
Total Current Assets                             959,731             587,166

PROPERTY AND EQUIPMENT,
   NET OF ACCUMULATED
   DEPRECIATION                                1,092,730             932,028

OTHER ASSETS

Patents, (net of accumulated amortization
   of $53,000 and $28,000, respectively)         349,147             374,147
Loans Receivable                                 183,029             199,842
Other Assets                                         975                 975

Total Other Assets                               533,151             574,964

TOTAL ASSETS                                 $ 2,585,612         $ 2,094,158

Please read notes to consolidated financial statement

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                          CONSOLIDATED BALANCE SHEETS
          AS OF SEPTEMBER 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                             SEPTEMBER 30,  DECEMBER 31,
                                                 1997           1996
CURRENT LIABILITIES

Notes Payable - current portion              $    80,649    $    67,353
Accounts Payable and accrued expenses            558,366        836,402

Total Current Liabilities                        639,015        903,755


LONG TERM LIABILITIES

Notes Payable, net of current portion             33,564         58,061
Notes Payable-Debentures                         430,000              0

Total Long Term Liabilities                      463,564         58,061

TOTAL LIABILITIES                              1,102,579        961,816

SHAREHOLDERS' EQUITY

Common Stock, $.01 par value,
   20,000,000 shares authorized,
   6,972,647 and 5,651,089 shares
   issued and outstanding, respectively.          69,726         56,511
Capital in excess of par                      10,239,164      9,167,898
Deficit                                       (8,825,857)    (8,092,067)

TOTAL SHAREHOLDERS' EQUITY                     1,483,033      1,132,342


TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY                                    $ 2,585,612    $ 2,094,158

            Please read notes to consolidated financial statements

                            SAF T LOK INCORPORATED
                       F/K/A RGB COMPUTER & VIDEO, INC.
 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX MONTHS
                      ENDED SEPTEMBER 30, 1997(UNAUDITED)

                                          Capital
                       Common Stock      in Excess
                   Shares       Amount    of Par      Deficit        Total
Balance-
December 31,
1996               5,651,089    56,511   9,167,898    (8,092,067)    1,132,342


Conversion of
Debentures           586,983     5,870     264,130             -       270,000


Issuance of Common
Stock                734,575     7,346     807,135             -       814,481


Net Loss                   -         -           -      (733,790)     (733,790)


Balance-
September 30
1997               6,972,647    69,726  10,239,163    (8,825,857)    1,483,033


            Please read notes to consolidated financial statements

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                           F/K/A RGB COMPUTER & VIDEO
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                               THREE MONTH PERIOD          NINE MONTH PERIOD
                               ENDED SEPTEMBER 30         ENDED SEPTEMBER 30
                                1997         1996         1997        1996
Revenue                    $    5,010           -        38,531            -

Cost of Sales                   2,005           -        21,210            -

Gross Profit                    3,005           -        17,321            -


Selling, General and
  Administrative Expenses     273,645     565,737       634,476    1,675,180

Depreciation and
  Amortization                 29,962      45,105       116,635      144,881

Loss from continuing
  operations                 (300,602)   (557,807)     (733,790)  (1,434,594)

Loss from discontinued
  operations                        -    (137,334)            -     (474,706)

Net Loss                     (300,602)   (695,141)     (733,790)  (1,909,300)


LOSS PER COMMON SHARE

Loss from continuing
  operations                     (.04)       (.10)         (.12)        (.28)

Loss from discontinued
  operations                        -        (.03)            -         (.09)

Net Loss                         (.04)       (.13)         (.12)        (.37)

Weighted average number
  of common shares
  outstanding               6,972,647   5,522,057     6,136,393    5,137,711

            Please read notes to consolidated financial statements

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997(UNAUDITED)
                                   AND 1996


                                                            1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES:
   Loss from continuing operations                         $(574,617)          (1,434,594)
   Loss from discontinued operations                               -             (474,706)

ADJUSTMENTS TO RECONCILE NET(LOSS)
   TO NET CASH (USED IN) OPERATING ACTIVITIES:
   Depreciation and Amortization                             116,635              144,881
   Bad Debt Expense                                            2,504                  146
   Loss on sale and disposal of fixed assets                       -                1,412
   Exchange of fixed asset in payment of
     consulting fees                                          22,734                    -

CHANGE IN ASSETS AND LIABILITIES:
  (INCREASE) DECREASE IN:
   Accounts Receivable                                         4,530             (196,193)
   Inventories                                                 8,730             (501,211)
   Prepaid and other current assets                          (22,473)             (30,412)
  INCREASE(DECREASE) IN:
   Accounts Payable and Accrued Expenses                    (278,036)             196,768
   Other Assets                                                    -                 (725)

NET CASH (USED IN) OPERATING
   ACTIVITIES                                               (719,993)          (2,325,298)


CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of Property and Equipment                       (177,859)            (360,248)
   Proceeds from sale of fixed assets                              -               12,392
   Proceeds from investments                                       -              518,362
   Proceeds from loans receivable                             16,813               18,100
   (Increase) decrease in loans receivable-officers                -                3,017

NET CASH PROVIDED BY (USED IN) INVESTING
   ACTIVITIES                                               (161,046)             191,623

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                        F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997(UNAUDITED)
                                    AND 1996

                                                             1997                1996
CASH FLOWS FROM FINANCING:
   Principal payments on borrowings,
    including capital lease obligations                    $   (1,436)            (28,378)
   Increase in Loan Payable-Shareholder                             -             120,000
   Proceeds from sale of common stock
    and debentures                                          1,405,000                   -
   Expenses from sale of common stock
    and debentures                                           (159,173)                  -
   Equity Changes due to acquisition                                -             111,686

NET CASH PROVIDED (USED IN) FINANCING
   ACTIVITIES                                               1,244,391             203,308

NET INCREASE (DECREASE)
   IN CASH                                                    363,352          (1,930,659)

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                                        88,956           1,981,217

CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                           452,308              50,558


SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION:

   Cash payments for interest                              $      212                   -


            Please read notes to consolidated financial statements

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1

     The unaudited financial information furnished herein reflects all adjustments which in the opinion of management are necessary to fairly state the company's financial position, the changes in its financial position and the results of its operations for the periods presented. This report on Form 10-QSB should be read in conjunction with the Company's financial statements and notes thereto included on Form 10-KSB for the year ended December 31, 1996. The Company presumes that users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure that would substantially duplicate the disclosure contained in the Company's financial statements for the year ended December 31, 1996 has been omitted. The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of results for the entire year ending December 31, 1997.



NOTE 2

     Inventories are composed of the following as of September 30, 1997 and December 31, 1996:

                                               1997             1996
Raw Materials and
 Finished Goods                               $457,950         $466,680

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - PROPERTY AND EQUIPMENT


   Property and equipment is comprised of the following as of September 30, 1997 and December 31, 1996:

                                                 1997            1996
Equipment                                    $   374,260         373,344
Furniture and Fixtures                            52,997          52,997
Automobile                                            --          34,000
Tools and Dies                                 1,046,481         762.560
Software                                          37,214          37,214
Leasehold Improvements                            11,436          11,436
Total                                          1,522,388       1,271,551

Less accumulated depreciation                    429,658         339,523

                                             $ 1,092,730         932,028

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses are comprised of the following as of September 30, 1997 and December 31, 1996. The accrued amount is for rent for the year starting February 1997. An agreement has been reached to repay this amount in common stock. An agreement has also been reached to repay one of the Company's creditors, "The Investor Relations Company" with stock. Salaries accrued as of December 30, 1996 have all been forgiven.

                               1997           1996

Accounts Payable             $ 529,170       714,215
Accrued payroll and taxes            -       122,187
Accrued rent                    29,196             -

Total                        $ 558,366       836,402

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - SHAREHOLDERS' EQUITY

   During the three month period of July 1, 1997 through September 30, 1997, $705,000 of convertible debentures were sold. Of this total, $245,00 was converted into 586.983 shares of common stock.

   In September, 93,583 shares of commons stock were issued to West Marketing Industries in exchange for ongoing marketing services.


NOTE 7 - SUBSEQUENT EVENTS

   During the month of October, the balance of $430,000 in convertible debentures was converted into 1,560,264 shares of common stock.

   On November 12, 1997, the Company reached an agreement to close a Regulation S offering with a group of offshore investors that will net approximately $2 million.

   During the month of October, John Gardner, President & CEO exercised a portion of his stock options and purchased 200,000 shares.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................  1

RISK FACTORS...................................................  3

THE COMPANY....................................................  5

DESCRIPTION OF PROPERTY........................................ 10

DESCRIPTION OF COMMON STOCK.................................... 10

USE OF PROCEEDS AND PLAN OF DISTRIBUTION....................... 10

OUTSTANDING SHARES OF COMMON STOCK,
     STOCK PURCHASE WARRANTS AND STOCK OPTIONS................. 11

COMMON EQUITY.................................................. 11

MANAGEMENT'S DISCUSSION AND ANALYSIS........................... 12

SELLING SHAREHOLDERS........................................... 17

DIRECTORS AND EXECUTIVE OFFICERS............................... 19

EXECUTIVE COMPENSATION......................................... 20

SECURITY OWNERSHIP............................................. 23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................. 24

CERTAIN TRANSACTIONS........................................... 24

LEGAL PROCEEDINGS.............................................. 25

LEGAL MATTERS.................................................. 25

EXPERTS........................................................ 25

CHANGES IN ACCOUNTANTS......................................... 25

SELECTED FINANCIAL DATA........................................ 26

FINANCIAL STATEMENTS........................................... 28

Until _____________ all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                     EXPENSES OF ISSUANCE AND DISTRIBUTION

---------------------------------------------------
Legal Fees and Expenses..............   $ 30,000.00
Accounting Fees and Expenses.........      1,000.00
Printing and Distribution............
Filing Fees..........................         1,677
Transfer Agent and Registrar Fees....
Miscellaneous........................
---------------------------------------------------
Total................................   $
---------------------------------------------------


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the directors conduct triggers the liability provisions of Section 607.0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

The Company's Articles of Incorporation provide that no director shall be personally liable for monetary damages for any statement, vote, decision, or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director, and the director's breach of, or failure to perform, those duties constitutes a violation of the criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), was a transaction from which the director derived an improper personal benefit, was a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, was in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, was in conscious disregard for the best interest of the

Company, or willful misconduct, or in a proceeding by or in the right of someone other than the Company or a shareholder, was recklessness, in bad faith, with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The Company's Articles of Incorporation further provide for the nonexclusive indemnification for each person who is or was a director, officer, agent, or employee of the Company or who is or was serving at the request of the Company as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Company has agreed to grant such indemnity, to the fullest extent permitted or authorized by current or future legislation, judicial, or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director. The Company may maintain insurance, to protect itself and any such person against any such fine, liability, cost or expense. Costs, charges and expenses incurred by officers or directors in defending a civil or criminal suit, action, or proceeding shall be paid by the Company in advance of the final disposition upon receipt of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Company, and upon satisfaction of any other conditions as are required by law. Such costs, charges and expenses incurred by employees and agents may be so paid as the Board of Directors may deem appropriate.


                    RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold the following unregistered securities pursuant to various exceptions from registration under the Securities Exchange Act of 1934 (the "Exchange Act"):

On December 31, 1996, the Company issued 129,032 shares of unregistered Common Stock to Robert and Cynthia Gilbert in exchange for the cancellation of a $200,000 promissory note issued by the Company in April 1997 to the Gilberts. This sale was exempted from registration under (S)4(2) of the Exchange Act.

On April 9, 1997, DSE, Inc. (d/b/a Dayron), the lock assembly contractor, was issued 75,903 shares of unregistered Common Stock at $2.60 per share as payment for assembly services and tooling charges totaling $171,347 plus registration costs. This sale was exempted from registration under (S)4(2) of the Exchange Act.

On April 18, 1997, the Company issued 25,503 shares of unregistered Common Stock to Franklin W. Brooks, Chairman of the Company, in exchange for the cancellation of a $50,000 loan made to the Company in April 1997 by Mr. Brooks. This sale was exempted from registration under (S)4(2) of the Exchange Act.

On April 25, 1997, the Company sold 115,385 shares of unregistered Common Stock to a single offshore investor pursuant to the exemption from registration found in Regulation S of the Exchange Act ("Regulation S"). The aggregate sum paid in cash for the shares was $150,000. There was no underwriter in connection with this sale and no discounts or commissions were paid in connection with the sale.

On May 1, 1997, the Company issued 30,000 shares of unregistered Common Stock to Richard M. and Jean Taylor as part of a release and severance agreement. This sale was exempted from registration under (S)4(2) of the Exchange Act.

On May 9, 1997, the Company sold 163,846 shares of unregistered Common Stock to two offshore investors pursuant to Regulation S. The aggregate sum paid in cash for the shares was $200,000. There was no underwriter in connection with this sale and no discounts or commissions were paid in connection with the sale.

On June 11, 1997, the Company sold 153,846 shares of unregistered Common Stock to a single offshore investor pursuant to Regulation S. The aggregate sum paid in cash for the shares was $200,000. There was no underwriter in connection with this sale and no discounts or commissions were paid in connection with the sale.

During July, August and September, 1997, the Company completed sales of convertible debentures in the aggregate principal amount of $705,000 pursuant to Regulation S. The convertible debentures have a term of 5 years with 8% interest per year with the interest payable in shares of the Company's Common Stock. The holders of the convertible debentures have the right to convert the principle amount and accrued interest on the debentures at any time from the 41st day after the issuance of the debenture at the conversion price equal to 70% of the average closing bid price of the Company's stock during the last five trading days prior to the effective date of the conversion. In connection with the placement of this sale, a cash commission consisting of a non-accountable expense allowance and a stock purchase warrant were paid and issued to an investment banking firm.

On November 13, 1997, the Company sold 1,250,000 shares of Common Stock and 2,083,334 stock purchase warrants for unregistered Common Stock to three offshore investors pursuant to Regulation S. The aggregate sum paid in cash for the shares and stock purchase warrants was $2,500,000. In connection with the placement of this sale of Common Stock and stock purchase warrants, State Street Securities received a fee of 13.5% of the sales price of the Common Stock sold to the investors and $60,000 for legal fees. State Street Securities will receive a 13.5% fee of the sales price of the stock underlying the warrants if the warrants are exercised.

     On January 20, 1998, the Company sold 250,000 shares of Common Stock and stock purchase warrants for 416,667 shares for unregistered Common Stock to three offshore investors pursuant to Regulation S. The aggregate sum paid in cash for the shares and stock purchase warrants was $500,000. State Street Securities will receive a 13.5% fee of the sales price of the stock underlying the warrants if the warrants are exercised.

                                    EXHIBITS

---------------------------------------------------------------------------------------------------------------
Exhibit Number      Exhibit Description
--------------      -------------------
---------------------------------------------------------------------------------------------------------------
3.1                 Articles of Incorporation (filed previously)
---------------------------------------------------------------------------------------------------------------
3.2                 Bylaws (to be filed by amendment)
---------------------------------------------------------------------------------------------------------------
4.1                 Instrument Defining the Rights of Security Holders (contained in Article IV of Exhibit 3.1)
                    (filed previously)
---------------------------------------------------------------------------------------------------------------
5.1                 Opinion of Gray, Harris & Robinson, P.A. (filed previously)
---------------------------------------------------------------------------------------------------------------
16.1                Letter re: change in accountants (filed previously)
---------------------------------------------------------------------------------------------------------------
23.1                Consent of Weinberg & Co., P.A. (filed previously)
---------------------------------------------------------------------------------------------------------------
23.2                Consent of Gray, Harris & Robinson, P.A. (contained in Exhibit 5.1) (filed previously)
---------------------------------------------------------------------------------------------------------------
24.1                Power of Attorney (see p. 26) (filed previously)
---------------------------------------------------------------------------------------------------------------
27.1                Financial Data Schedule (filed previously)
---------------------------------------------------------------------------------------------------------------

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tequesta, State of Florida, on February 23, 1998

SAF T LOK INCORPORATED


By:  /s/ John L. Gardner
     ______________________________
     John L. Gardner, President,
     Chief Executive Officer,
     Chief Financial Officer and
     Chief Accounting Officer

                               INDEX TO EXHIBITS

Exhibit
Number         Exhibit Description
------         -------------------------------------------------------------------------------------------

3.1            Articles of Incorporation (filed previously)

3.2            Bylaws (to be filed by amendment)

4.1            Instrument Defining the Rights of Security Holders (contained in Article IV of Exhibit 3.1) (filed previously)

5.1            Opinion of Gray, Harris & Robinson, P.A. (filed previously)

16.1           Letter re: change in accountants (filed previously)

23.1           Consent of Weinberg & Co., P.A. (filed previously)

23.2           Consent of Gray, Harris & Robinson, P.A. (contained in Exhibit 5.1) (filed previously)

24.1           Power of Attorney (see p. 26) (filed previously)

27.1           Financial Data Schedule (filed previously)